UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Gen-Probe Incorporated

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

10210 Genetic Center Drive
San Diego, California 92121

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Gen-Probe Incorporated on Thursday, May 13, 2010 at our corporate headquarters, located at 10210 Genetic Center Drive, San Diego, California 92121. The formal meeting will begin at 10:00 a.m., at which time we will ask you to vote on the following three proposals: Proposal 1: Election of three directors whose term of office will expire in 2013; Proposal 2: Ratification of Independent Auditors; and Proposal 3: Ratification of the Board of Directors’ election of Brian A. McNamee to Gen-Probe’s Board of Directors. Following the meeting, we will report on the Company’s business.

We are pleased to once again be in a position to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that the e-proxy process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. On or about March 31, 2010, we mailed to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2010 Proxy Statement and Annual Report as well as vote online. Stockholders who have previously requested paper copies of our proxy materials will receive these materials in the mail consistent with prior years. The Proxy Statement contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice of Internet Availability of Proxy Materials by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet in future years, if you received them by mail this year.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares in a variety of ways: over the Internet; via a toll-free telephone number; by completing, signing and returning a proxy card in the envelope provided; or by attending the Annual Meeting. Instructions regarding all methods of voting are contained in the Proxy Statement.

Your vote is very important to us. The items of business to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement. Please review the proxy materials and vote today.

Sincerely,

Carl W. Hull President, Chief Executive Officer and Director	Henry L. Nordhoff Chairman of the Board

10210 Genetic Center Drive
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 13, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Gen-Probe Incorporated, a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 13, 2010 at 10:00 a.m. local time at the corporate headquarters of the Company, located at 10210 Genetic Center Drive, San Diego, California 92121, for the following purposes:

1. To elect the three nominees for director named herein to hold office until the Company’s 2013 Annual Meeting of Stockholders;

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2010;

3. To ratify the Board of Directors’ election of Brian A. McNamee to the Company’s Board of Directors; and

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the accompanying Proxy Statement.

The record date for the Annual Meeting is March 19, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

By Order of the Board of Directors:

Sincerely,

Carl W. Hull President, Chief Executive Officer and Director	Henry L. Nordhoff Chairman of the Board

San Diego, California
March 31, 2010

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the Internet or by telephone as instructed in these materials, or complete, date, sign and return the enclosed proxy if you received a proxy card by mail, as promptly as possible in order to ensure your representation at the meeting. If you received a Notice of Internet Availability of Proxy Materials, please follow the instructions in the Notice to vote your shares on the Internet. If you received these proxy materials and a proxy card by mail, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PROPOSAL 3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVES
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
CERTAIN RELATED-PERSON TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

GEN-PROBE INCORPORATED
10210 Genetic Center Drive
San Diego, California 92121

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
May 13, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

The Board of Directors of Gen-Probe Incorporated (the “Company” or “Gen-Probe”) has made these proxy materials available to you on the Internet or has delivered printed versions of these materials to you by mail, because the Board of Directors (sometimes referred to herein as the “Board”) is soliciting your proxy to vote at the Company’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares.

Why did I receive a brief notice in the mail regarding the Internet availability of proxy materials rather than a printed proxy statement and annual report?

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), Gen-Probe is making this proxy statement and its annual report available to its stockholders electronically via the Internet. Accordingly, we are sending by mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record containing instructions on how to access the proxy materials and vote by proxy over the Internet. To vote your shares on the Internet, please follow the instructions contained in the Notice. All stockholders have the ability to access the proxy materials on a website referred to in the Notice or request the delivery of a printed set of proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

On or about March 31, 2010, we intend to mail the Notice, or a printed copy of this proxy statement, our annual report and a proxy card to stockholders who have previously requested paper copies of such materials, to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 19, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 49,737,845 shares of Company common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on March 19, 2010, your shares were registered directly in your name with Gen-Probe’s transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the Internet or over the telephone, or complete, sign and return a proxy card as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on March 19, 2010, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals am I voting on?

There are three matters scheduled for a vote at the Annual Meeting:

•	the election of three nominees for director named herein to hold office until the Company’s 2013 Annual Meeting of Stockholders;

•	the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2010; and

•	the ratification of the Board of Directors’ election of Brian A. McNamee to the Board.

How do I vote?

For each of the matters subject to a vote at the Annual Meeting, you may vote “For” or “Against” or abstain from voting. The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy on the Internet or vote by proxy using a proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote over the telephone, dial 1-800-690-6903 (toll-free for those calling from the USA, Canada and Puerto Rico only) using a touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number from the Notice or the proxy card mailed to you. Your vote must be received by 11:59 p.m. Eastern Time on May 12, 2010 to be counted.

•	To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice or the proxy card mailed to you. Your vote must be received by 11:59 p.m. Eastern Time on May 12, 2010 to be counted.

•	To vote using a proxy card, simply complete, sign and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. If you received a Notice and would like to request a proxy card by mail, please follow the instructions contained in the Notice.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive a Notice, or a proxy card and voting instructions with these proxy materials, from that organization rather than from Gen-Probe. Simply follow the instructions in the Notice to vote on the Internet or, if you received a proxy card by mail, complete, sign and return the proxy card, to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included in the Notice or with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide telephone and Internet proxy voting to allow you to vote your shares telephonically and on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as usage charges from telephone companies and Internet access providers.

How many votes do I have?

On each matter subject to a vote at the Annual Meeting, you have one vote for each share of Gen-Probe common stock you owned as of March 19, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director, “For” the ratification of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2010, and “For” the ratification of the Board’s election of Brian A. McNamee to the Company’s Board of Directors. If any other matters are properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Gen-Probe will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The solicitation of proxies may also be supplemented through the use of a proxy solicitation firm. If used, a proxy solicitation firm will receive a customary fee, which we estimate to be $10,000, plus out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions in each Notice, or complete, sign and return each proxy card, to ensure that all of your shares are voted.

Can I revoke or change my vote after submitting my proxy?

Yes. You can revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote in any one of four ways:

•	you may submit another properly completed proxy card with a later date;

•	you may vote again by telephone or over the Internet at a later time;

•	you may send a written notice that you are revoking your proxy to Gen-Probe’s Corporate Secretary at 10210 Genetic Center Drive, San Diego, California 92121; or

•	you may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy or change your vote.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 1, 2010, to Gen-Probe’s Corporate Secretary at 10210 Genetic Center Drive, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, then, pursuant to our Amended and Restated Bylaws, you must do so by no earlier than January 13, 2011 and no later than February 12, 2011. Please also review our Amended and Restated Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted as present for quorum purposes and, except with respect to the election of directors and the ratification of the Board’s election of Brian A. McNamee to the Board, will be counted towards the vote total for each proposal and have the same effect as “Against” votes. With respect to the election of directors and the ratification of the Board’s election of Brian A. McNamee to the Board, abstentions will have no effect and will not be counted towards the vote total. Broker non-votes will be counted as present for determining whether a quorum of stockholders is present at the Annual Meeting, but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), which apply to its membership brokerage firms, “non-routine” matters are generally those involving a proxy contest or matters that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals. In addition, as a result of changes made to applicable NYSE rules in 2009, the election of directors is now considered a “non-routine” matter on which NYSE member organizations are prohibited from giving a proxy without receiving voting instructions from a beneficial owner. Under Delaware law, a broker non-vote is counted as present for quorum purposes but is not counted as a vote on the specified matter.

How many votes are needed to approve each proposal?

•	For the election of directors, any director nominee receiving the majority of votes cast in person or by proxy (i.e., the number of shares voted “For” a director must exceed 50% of the number of votes cast in person or by proxy with respect to that director’s election) will be elected as a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the three nominees receiving the most “For” votes among votes properly cast in person or by proxy will be elected. Only votes “For” and “Against” will affect the outcome. Abstentions and broker non-votes will have no effect.

•	To be approved, Proposal No. 2, ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2010, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, ratification of the Board’s election of Brian A. McNamee to the Board, must receive a majority of votes cast in person or by proxy (i.e., the number of shares voted “For” approval of the proposal must exceed 50% of the number of votes cast in person or by proxy with respect to the proposal). Only votes “For” and “Against” will affect the outcome. Abstentions and broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares on the record date are present at the Annual Meeting in person or represented by proxy. On March 19, 2010, the record date, there were 49,737,845 shares outstanding and entitled to vote. Thus, the holders of 24,868,923 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results (or final voting results if then available) will be announced at the Annual Meeting and disclosed by the Company on a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting. If final results are not available within four business days of the Annual Meeting, the final voting results will be disclosed by the Company in an amended Current Report on Form 8-K filed with the SEC within four business days of the certification of final voting results.

PROPOSAL 1

ELECTION OF DIRECTORS

Gen-Probe’s Board of Directors presently has nine members and is divided into three classes. Each class has a three-year term. At the Company’s 2009 Annual Meeting of Stockholders held on May 14, 2009, the Company’s stockholders approved, by a non-binding advisory vote, the Board’s proposed election of Carl W. Hull to the Board. Following the 2009 Annual Meeting of Stockholders, the Company’s Board of Directors increased the size of the Board from eight to nine members and elected Mr. Hull as a member of the Board, effective as of May 18, 2009. On September 16, 2009, Raymond V. Dittamore informed the Company that he was resigning from the Board effective as of September 17, 2009. Following Mr. Dittamore’s resignation from the Board, the Board reduced the size of the Board from nine to eight members. Effective March 18, 2010, the Board increased the size of the Board from eight to nine members and elected Brian A. McNamee to the Board.

There are three directors in the class whose term of office expires at the Annual Meeting: Carl W. Hull; Armin M. Kessler; and Lucy Shapiro, Ph.D. The Board elected Mr. Hull as a director in May 2009, following the approval of his proposed election by the Company’s stockholders at the Company’s 2009 Annual Meeting of Stockholders. Mr. Kessler has been previously elected by the Company’s stockholders, most recently at the Company’s 2007 Annual Meeting of Stockholders. The Board elected Dr. Shapiro as a director effective as of May 16, 2008 to fill a vacancy on the Board. If elected at the Annual Meeting, each of these nominees would serve until the Company’s 2013 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage our directors and nominees for director to attend our annual meetings of stockholders. All of our then-current directors attended the 2009 Annual Meeting of Stockholders, including the nominees for election as a director at the 2009 Annual Meeting of Stockholders.

For the election of directors, any director receiving the majority of votes cast (i.e., the number of shares voted “For” a director must exceed 50% of the number of votes cast in person or by proxy with respect to that director’s election) will be elected as a director, provided that if the number of nominees for director exceeds the number of directors to be elected (a “contested election”), directors are elected by a plurality of the votes properly cast in person or by proxy. Abstentions and broker non-votes will not be counted towards the vote total for the election of directors.

The Company’s Amended and Restated Bylaws require an incumbent director who fails to receive the affirmative vote of a majority of the votes cast in an uncontested election at a meeting of stockholders to promptly submit his or her resignation, with such resignation to be considered by the members of the Nominating and Corporate Governance Committee of the Board. Under Delaware law, an incumbent director who fails to receive the required votes “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. A director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board’s decision with respect to his or her resignation. If the incumbent director’s resignation is not accepted by the Board, the director will continue to serve until the end of his or her term of office and until his or her successor is elected and qualified, or his or her earlier death, resignation or removal. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy.

Vacancies on the Board, including by reason of an increase in the number of directors, may be filled only by the affirmative vote of the directors of the Company then in office. Directors elected to fill vacancies hold office until the end of the term of the director that he or she replaced or until their successors are duly elected or qualified. Because the Board believes it is important to provide the Company’s stockholders with an opportunity to consider the Board’s election of any new director, in accordance with Gen-Probe’s Corporate Governance Guidelines, as amended by the Board in February 2009, the Board will submit Board elections of a director to the stockholders for ratification at the next regularly scheduled annual meeting of stockholders. If the election is ratified by the stockholders, the elected Board member will continue to serve the remaining term of the class of directors to which he or she was elected by the Board. If the election is not ratified by the stockholders, the Board member will be expected to promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days of the date of the annual meeting at which the election was submitted for ratification. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation. If the director’s resignation is rejected by the Board, the director will continue to serve the remaining term of the class of directors to which he or she was elected by the Board.

Shares represented by proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of any substitute nominee proposed by the Company’s Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Set forth below is a brief biography of each nominee and each director whose term will continue after the Annual Meeting, as well as a description of the particular experience, qualifications, attributes and/or skills that led the Board to conclude that each director should serve as a member of the Board.

Nominees for Election to the Board of Directors
For a Three-Year Term Expiring at the
2013 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Carl W. Hull	52	Director, President and Chief Executive Officer
Armin M. Kessler	72	Director
Lucy Shapiro, Ph.D.	69	Director

Carl W. Hull, has served as a director of the Company since May 2009. Mr. Hull joined the Company in February 2007 as Executive Vice President and Chief Operating Officer and was appointed President in March 2008. Mr. Hull was appointed as the Company’s Chief Executive Officer (“CEO”) and elected as a director by the Board in May 2009. Prior to joining the Company, Mr. Hull served as Vice President & General Manager of the SDS/Arrays Business Unit of Applied Biosystems Inc. from January 2005 to January 2007. Prior to joining Applied Biosystems, Mr. Hull held a number of positions with Applied Imaging Corp., most recently serving as its Chief Executive Officer from January 2001 to December 2004. Mr. Hull was a member of the board of directors of Applied Imaging Corp. from 2000 to 2007. Mr. Hull received a B.A. in political science and international relations from Johns Hopkins University and an M.B.A. from the University of Chicago. The Board believes that Mr. Hull’s formal education, his position as President and CEO of the Company, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership over the course of his successful career provide Mr. Hull with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Armin M. Kessler, has served as a director of the Company since November 2002. Mr. Kessler served as Chief Operating Officer of Hoffman-La Roche in Basel, Switzerland from 1990 to 1995. Prior to being appointed Chief Operating Officer, Mr. Kessler held several senior positions at Hoffman-La Roche, including head of the diagnostics and pharmaceutical divisions of the organization. Earlier positions in his career included Director of Pharmaceutical Marketing Worldwide for Novartis AG (formerly Sandoz Ltd.) and President of Sandoz KK in Tokyo. Mr. Kessler currently serves on the board of directors of two other public companies, Actelion Pharmaceuticals Ltd., a Swiss publicly traded company, and The Medicines Company, and one private company, MedGenesis Therapeutix. Mr. Kessler has also served on the boards of Hoffman-La Roche, Syntex Chemicals Inc., PRA International, Inc., Spectrum Pharmaceuticals, Inc., Genentech, Inc. and CroMedica International, Inc. Mr. Kessler received a degree in physics and chemistry from Pretoria University in South

Africa, a degree in chemical engineering from the University of Cape Town, South Africa, a J.D. from Seton Hall University, and a Dr.h.c. in business administration from the University of Pretoria. The Board believes that Mr. Kessler’s formal education, international business success and demonstrated leadership, including while serving as the former Chief Operating Officer of Hoffman-La Roche, and his current and former participation on numerous public company boards of directors provide Mr. Kessler with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Lucy Shapiro, Ph.D., has served as a director of the Company since May 2008. Dr. Shapiro currently serves as the Virginia and D.K. Ludwig Professor of Cancer Research and the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University’s School of Medicine, where she has served as a faculty member since 1989. Dr. Shapiro is a co-founder and director of Anacor Pharmaceuticals, a privately held biopharmaceutical company developing novel small-molecule therapeutics to treat infectious and inflammatory diseases. From 1989 to 1997, Dr. Shapiro was the founding Chair of Stanford University’s Department of Developmental Biology. From 1986 to 1989, Dr. Shapiro served as Chair of the Department of Microbiology in the College of Physicians and Surgeons of Columbia University, where she also served as a faculty member. Dr. Shapiro has been elected to the National Academy of Sciences, the American Academy of Microbiology, the American Academy of Arts and Sciences and the Institute of Medicine of the National Academy of Sciences for her work in the fields of molecular biology and microbiology. Dr. Shapiro was elected to the American Philosophical Society and received the Selman A. Waksman Award from the National Academy of Sciences in 2005, the Canada Gairdner International Award in 2009, the John Scott Award in 2009 and the Abbott-ASM Lifetime Achievement Award in 2010. Dr. Shapiro previously served as a non-executive director of GlaxoSmithKline plc from 2001 to 2006. Dr. Shapiro received a B.A. from Brooklyn College and a Ph.D. in Molecular Biology from the Albert Einstein College of Medicine. The Board believes Dr. Shapiro’s formal education, significant expertise in the biotechnology industry, professional accomplishments and her former membership on the board of directors of GlaxoSmithKline provide Dr. Shapiro with the appropriate attributes to serve on the Board and enable her to make valuable contributions to the Board and to the Company.

The Board of Directors recommends a vote in favor of each named nominee.

Directors Continuing in Office until the
2011 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Brian A. McNamee, M.B.B.S.	53	Director
Phillip M. Schneider	53	Director
Abraham D. Sofaer	71	Director

Brian A. McNamee, M.B.B.S., has served as a director of the Company since March 2010. Dr. McNamee previously served on the Company’s Board of Directors from the time of its September 2002 spin-off from Chugai Pharmaceutical Co., Ltd. until May 2007. Dr. McNamee has served as the Chief Executive Officer and Managing Director of CSL Ltd. since 1990. CSL is a leading international biopharmaceutical company with significant activities in human plasma and vaccines. Prior to joining CSL, Dr. McNamee was Managing Director of a start-up biotechnology company, Pacific Biotechnology Limited, in Sydney, Australia and General Manager of Faulding Product Divisions, F.H. Faulding & Co Limited in Adelaide, Australia. Dr. McNamee obtained his medical degree from the University of Melbourne. The Board believes that Dr. McNamee’s formal education, medical expertise, international business success, including while serving as the Chief Executive Officer and Managing Director of CSL, as well as his prior service on the Board provide Dr. McNamee with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Phillip M. Schneider, has served as a director of the Company since November 2002. Mr. Schneider is the former Chief Financial Officer of IDEC Pharmaceuticals Corporation (now Biogen IDEC Inc.). During his 15-year tenure at IDEC, Mr. Schneider served as Senior Vice President and Chief Financial Officer where he played an integral role in the company’s growth. Prior to his association with IDEC, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation and was previously with KPMG, LLP. Mr. Schneider is a member of the board of directors of Arena Pharmaceuticals, Inc. and Targegen, Inc., a privately held company. Mr. Schneider previously served on the board of directors of CancerVax Corporation from September 2003 until its merger with Micromet AG in May 2006, and, subsequently, Mr. Schneider served on the board of directors of the combined company, Micromet, Inc., until November 2007. Mr. Schneider received an M.B.A. from the University of Southern California and a B.S. in biochemistry from the University of California at Davis. The Board believes Mr. Schneider’s formal education, financial and accounting expertise, business success, including while serving as the former Chief Financial Officer of IDEC, and his current and former membership on other public company boards of directors provide Mr. Schneider with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Abraham D. Sofaer, has served as a director of the Company since August 2002. Since 1994, Mr. Sofaer has been the George P. Shultz Distinguished Scholar and Senior Fellow, The Hoover Institution, Stanford University. Mr. Sofaer previously served as a United States District Judge for the Southern District of New York, as the Legal Adviser for the United States Department of State, as a Professor at Columbia University School of Law, and as a partner in the New York law firm of Hughes, Hubbard & Reed. Mr. Sofaer is a member of the board of directors of one other public company, Rambus, Inc., and three private companies, 3L&T, Inc., IntelliGeneScan, Inc. and PLC Diagnostics Inc. Mr. Sofaer previously served on the board of directors of Neurobiological Technologies, Inc. from April 1997 to November 2009. Mr. Sofaer received a B.A. in history from Yeshiva College and an L.L.B. from New York University School of Law. Mr. Sofaer has had extensive litigation experience, as a federal prosecutor, judge, private lawyer, and currently as an arbitrator serving under the rules of several arbitration companies. Mr. Sofaer’s charitable activities include service for many years as Chairman and now Vice-Chairman of the board of directors of the National Jazz Museum in Harlem, and on the board of directors of the Koret Foundation, where he is also Chairman of the Audit Committee. The Board believes Mr. Sofaer’s formal education, legal expertise, judicial experience, demonstrated professional success in the business and academic sectors, and his current and former membership on other public company boards of directors provide Mr. Sofaer with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Directors Continuing in Office until the
2012 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

John W. Brown	75	Director
John C. Martin, Ph.D.	58	Director
Henry L. Nordhoff	68	Chairman of the Board

John W. Brown, has served as a director of the Company since December 2005. Mr. Brown previously served as President and Chief Executive Officer of Stryker Corporation, a worldwide leader in orthopedic medical devices, from 1997 until 2004, and Chairman of the Board of Stryker Corporation from 1980 through 2009. Mr. Brown currently serves as Chairman Emeritus of Stryker Corporation. Mr. Brown has also served as a director of St. Jude Medical, Inc. since August 2005. Mr. Brown received a bachelor’s degree in chemical engineering from Auburn University. The Board believes Mr. Brown’s formal education and success throughout his career, including his over 25-year tenure as the Chairman and CEO of Stryker Corporation, a Fortune 400 company and member of the S&P 500 that achieved this status under Mr. Brown’s leadership, provide Mr. Brown with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

John C. Martin, Ph.D., has served as a director of the Company since September 2007. Dr. Martin has served as Chairman of the board of directors of Gilead Sciences, Inc. since May 2008, and has served as President and Chief Executive Officer and as a member of Gilead’s board of directors since 1996. Prior to joining Gilead in 1990, Dr. Martin held several leadership positions in the antiviral chemistry division at Bristol-Myers Squibb Company and served for six years with Syntex Corporation, from 1978 until 1984. Dr. Martin is a member of the Presidential Advisory Council on HIV/AIDS and the board of directors of the California Healthcare Institute. Dr. Martin received a Ph.D. in organic chemistry from the University of Chicago and an M.B.A. in marketing from Golden Gate University. The Board believes Dr. Martin’s formal education, scientific expertise, business success, including his tenure as Chairman and CEO of Gilead Sciences, a Fortune 500 company and member of the S&P 500 that achieved this status under Dr. Martin’s leadership, provide Dr. Martin with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Henry L. Nordhoff, has served as a director of the Company since July 1994. Mr. Nordhoff joined the Company in July 1994 as Chief Executive Officer and President and was elected Chairman of the Board in September 2002. Mr. Nordhoff retired as the Company’s Chief Executive Officer on May 17, 2009. Prior to joining the Company, Mr. Nordhoff was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into Immune Response Corporation. Prior to that, Mr. Nordhoff was at Pfizer, Inc. in senior positions in Brussels, Seoul, Tokyo and New York. Mr. Nordhoff received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University. Mr. Nordhoff has also served as a member of the board of directors of MannKind Corporation since March 2005. The Board believes that Mr. Nordhoff’s formal education, international business success and demonstrated leadership, including while serving as Chairman of the Board and as the Company’s former CEO for 15 years during which the Company experienced significant growth, provide Mr. Nordhoff with the appropriate attributes to lead the Company’s Board of Directors and enable him to make valuable contributions to the Board and to the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The NASDAQ Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Company’s Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: John W. Brown, Armin M. Kessler, John C. Martin, Ph.D., Brian A. McNamee, M.B.B.S., Phillip M. Schneider, Lucy Shapiro, Ph.D. and Abraham D. Sofaer. The Board also determined that Mr. Dittamore was an independent director within the meaning of the applicable Nasdaq listing standards prior to his resignation from the Board. In making these determinations, the Board found that none of the directors or nominees for director, other than Mr. Nordhoff and Mr. Hull, has a material or other disqualifying relationship with the Company. Mr. Nordhoff is precluded from being classified as an independent director by virtue of his former employment as the Company’s CEO until his retirement from that position on May 17, 2009. Mr. Hull is precluded from being classified as an independent director by virtue of his current employment as the Company’s President and CEO.

Meetings of the Board of Directors

The Board of Directors met nine times during 2009. All directors attended at least 75% or more of the meetings of the Board and of the Board committees on which they served, held during the period for which they were directors or committee members, except Mr. Dittamore, who attended two of the three meetings of the Nominating and Corporate Governance Committee held prior to his resignation from the Board in September 2009. The only meeting of the Nominating and Corporate Governance Committee which Mr. Dittamore did not attend was held on September 16, 2010, the day on which he tendered his resignation from the Board and the day before his resignation became effective.

In addition, during fiscal 2009 the Company’s independent directors met in regularly scheduled executive sessions at which only independent directors were present, consistent with applicable Nasdaq listing standards. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Gen-Probe Incorporated, Attention: Corporate Secretary, 10210 Genetic Center Drive, San Diego, California 92121.

Board Leadership Structure and Role in Risk Oversight

Leadership Structure

Mr. Nordhoff, who retired as the Company’s CEO on May 17, 2009, currently serves as the Company’s Chairman of the Board. Mr. Hull currently serves as a director and as the Company’s President and Chief Executive Officer. Mr. Kessler currently serves as the Board’s Lead Independent Director. Pursuant to the Company’s Corporate Governance Guidelines, the duties of the Company’s Lead Independent Director include, to the extent appropriate and in consultation with the Chairpersons of the appropriate Board committees, leading the process of evaluating the Board with the coordination of the Nominating and Corporate Governance Committee; coordinating the agenda for all Board meetings and leading executive sessions of the Board’s independent directors; and facilitating communications between members of the Board and the Chairman and/or Chief Executive Officer. The Lead Independent Director also serves as the Vice Chairman of the Board in the absence of the Chairman of the Board.

The Board believes this leadership structure is appropriate because it permits Mr. Nordhoff to focus his attention on leading the Board in his role as Chairman, while allowing Mr. Hull to focus his attention on leading the Company and managing its business. In addition, the Board believes the designation of a Lead Independent Director is appropriate and reinforces the independence of the Board and its oversight of the business and affairs of the Company, given that Mr. Nordhoff is not currently an independent director under applicable Nasdaq rules as a result of his prior employment by the Company.

The Board’s Role in Risk Oversight

The Board of Directors, with the participation and assistance of the Audit Committee and, with respect to the risks, if any, related to the Company’s compensation programs, the Compensation Committee, oversees management’s design and operation of risk management and determines whether management has established effective processes for identifying and mitigating risks. The Company’s President and CEO and Chief Financial Officer are primarily responsible for the design, implementation and on-going compliance and monitoring of the Company’s risk management processes. The Company’s internal audit department assists both management and the Board by examining, evaluating, reporting and recommending improvements on the adequacy and effectiveness of the Company’s risk management processes.

In 2006, the Audit Committee recommended that the Company’s internal audit department conduct an audit of the Company’s risk management function. This audit involved various members of the Company’s management team and resulted in the development of a written risk assessment, which identified and prioritized risks facing the Company pursuant to an established framework. Since 2006, management has met at least annually to perform an updated risk assessment and identify and prioritize risks and mitigating factors, as well as develop and implement an appropriate action plan to ensure identified risks are being adequately addressed. This written risk assessment is provided to the Audit Committee and the Board on an annual basis for review and comment.

In addition, the Compensation Committee considers, in establishing and reviewing the Company’s overall executive compensation program, whether the program encourages taking unnecessary or excessive risks. During the first quarter of 2010, management, with the input of the Company’s human resources and legal departments, reviewed the Company’s compensation practices and policies to identify whether they believed these practices and policies created excessive or unnecessary risks. Their findings were presented to the Compensation Committee and the Board for consideration. After consideration of the information presented, the Compensation Committee and the Board concluded that the Company’s overall executive compensation program does not encourage unnecessary or excessive risk taking.

Information Regarding Committees of the Board of Directors

During 2009, the Board had four committees: an Audit Committee; a Compensation Committee; a Nominating and Corporate Governance Committee; and a Special Awards Committee. The following table provides membership information as of December 31, 2009 and meeting information for fiscal 2009 for each of these Board committees:

Committee Members	Audit		Compensation		Governance		Awards

John W. Brown			X
Raymond V. Dittamore(1)	X				X
Carl W. Hull(2)							X
Armin M. Kessler			X	*	X
John C. Martin, Ph.D.	X	(3)	X
Henry L. Nordhoff							X	(4)
Phillip M. Schneider	X	*	X
Lucy Shapiro, Ph.D.					X
Abraham D. Sofaer	X				X	*
Total meetings in 2009	5		7		4		0	(5)

*	Committee Chairman

(1)	Mr. Dittamore resigned as a director and as a member of the Audit Committee and Nominating and Corporate Governance Committee effective as of September 17, 2009.

(2)	The Board elected Mr. Hull as a director and designated Mr. Hull as the sole member of the Special Awards Committee, effective as of May 18, 2009, following the approval of his proposed election to the Board by a non-binding advisory vote of the Company’s stockholders at the Company’s 2009 Annual Meeting of Stockholders.

(3)	Dr. Martin was designated by the Board as a member of the Audit Committee effective as of September 17, 2009, following Mr. Dittamore’s resignation from the Board and the Audit Committee on that date.

(4)	In connection with his retirement as the Company’s Chief Executive Officer effective as of May 17, 2009, Mr. Nordhoff was succeeded by Mr. Hull as the sole member of the Special Awards Committee effective as of May 18, 2009.

(5)	The Special Awards Committee acted only by written consent during 2009.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance, and assesses the qualifications, of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the Company’s independent auditors; reviews the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Company’s periodic filings with the SEC; reviews the financial statements to be included in the Company’s Annual Reports on Form 10-K; reviews earnings releases and financial information and guidance prior to public dissemination; oversees the internal audit function of the Company; and discusses with management and the independent auditors the results of the annual audits and the results of the Company’s quarterly financial statements. Three directors currently comprise the Audit Committee: Mr. Schneider (Chairman); Dr. Martin; and Mr. Sofaer. Mr. Dittamore resigned as a director and as a member of the Audit Committee effective as of September 17, 2009. Dr. Martin was designated by the Board as a member of the Audit Committee effective as of September 17, 2009, following Mr. Dittamore’s resignation from the Board. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.gen-probe.com.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the Nasdaq Listing Rules). The Board of Directors has determined that Mr. Schneider qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schneider’s level of knowledge and experience based on a number of factors, including his formal education and his experience as the chief financial officer for a public reporting company. In addition to the Company’s Audit Committee, Mr. Schneider also serves as Chairman of the Audit Committee of Arena Pharmaceuticals, Inc. Dr. Martin serves as the Chairman and Chief Executive Officer of Gilead Sciences, Inc. In addition to the Company’s Audit Committee, Mr. Sofaer also serves on the Audit Committee of Rambus, Inc., and as Chairman of the Audit Committee of the Koret Foundation. The Board of Directors has determined that such simultaneous service does not impair Mr. Schneider’s, Dr. Martin’s or Mr. Sofaer’s respective ability to effectively serve on the Company’s Audit Committee.

Report of the Audit Committee of the Board of Directors

Each member of the Audit Committee is an independent director as determined by the Company’s Board of Directors, based on applicable Nasdaq listing rules. Each member of the Audit Committee also satisfies the SEC’s additional independence requirements for members of audit committees.

The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter specifies that the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the adequacy of the Company’s internal controls, corporate accounting, financial reporting practices and audits of financial statements;

•	the quality, integrity and reliability of the Company’s financial statements and financial reports to the public;

•	the performance of the Company’s internal audit function; and

•	the independence, qualifications and performance of the Company’s independent auditors.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors the preparation of quarterly and annual financial reports by the Company’s management;

•	supervises the relationship between the Company and its independent auditors, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent auditors; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to ethics and conflicts of interests and review of the Company’s internal auditing program.

The Audit Committee met five times during fiscal 2009. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s agenda is established by the Audit Committee’s chairman and the Company’s director of internal audit. Audit Committee meetings include discussion of significant accounting policies applied by the Company in its financial statements, as well as any alternative treatments. In addition, Audit Committee meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent auditors, the Company’s director of internal audit and the Company’s Chief Financial Officer.

The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

The Company has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, including assessment of internal controls.

The Audit Committee engaged Ernst & Young LLP as the Company’s independent auditors for the year ended December 31, 2009, and reviewed with senior members of the Company’s financial management team, the independent auditors, and the director of internal audit, the overall audit scope and plans and the results of internal and external audit examinations. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask the Company’s stockholders to ratify the appointment of the Company’s independent auditors at the Annual Meeting.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance. During fiscal 2009, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T (including any successor rule adopted by the PCAOB), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to applicable requirements of the PCAOB. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

Taking all of these reviews and discussions into account, on February 9, 2010, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

AUDIT COMMITTEE

Phillip M. Schneider, Chairman
John C. Martin, Ph.D.
Abraham D. Sofaer

Compensation Committee

The Compensation Committee is comprised of four directors: Mr. Kessler (Chairman); Mr. Brown; Dr. Martin; and Mr. Schneider. All members of the Company’s Compensation Committee are independent directors who are not employees of the Company or its subsidiaries. Please see the Company’s Compensation Discussion and Analysis (the “CD&A”) for more information regarding the duties and authority of the Compensation Committee.

Commencing in 2006, the Compensation Committee also began to review with management the CD&A and consider whether to recommend that it be included in our proxy statement. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.gen-probe.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least once quarterly and with greater frequency if necessary. The Compensation Committee met seven times during 2009. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Company’s Senior Vice President, Human Resources and the Company’s General Counsel. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. Our President and CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has engaged Compensia as its compensation consultant since 2005. Over the course of its engagement, Compensia has assisted the Compensation Committee in:

•	evaluating the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	refining the Company’s compensation strategy and developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, the Compensation Committee has directed Compensia to develop and update as appropriate a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia has also conducted individual interviews with members of senior management and the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately develops recommendations and metrics that are presented to the Compensation Committee for its consideration. The Company does not have any relationship or arrangement with Compensia other than the Compensation Committee’s engagement of Compensia as its compensation consultant.

Historically, the Compensation Committee has made the most significant adjustments to annual compensation and determined bonus awards for executive officers of the Company, and established new financial and other corporate performance objectives for executive compensation purposes, at one or more meetings held during the first quarter of the year. Prior to 2010, the Compensation Committee generally made determinations regarding the grant of annual equity incentive awards to Company employees at a meeting held in the third quarter of the year. Commencing in 2010, the Compensation Committee has transitioned to making determinations regarding the grant of annual equity incentive awards to Company employees at a meeting held in the first quarter of the year. This transition, which is discussed in greater detail in the CD&A below, resulted from the Compensation Committee’s decision to grant stock awards to Company officers and other senior Company employees that incorporate performance-based vesting provisions in addition to the time-based vesting provisions incorporated in prior restricted stock awards. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of, and any risks relating to, the Company’s compensation strategies, policies and practices, potential modifications to those strategies, policies and practices, and new trends, plans or approaches to compensation, at various meetings held throughout the year.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of financial and other corporate performance objectives for the current year. For executive officers other than our President and CEO, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by our President and CEO. In the case of our President and CEO, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as equity awards to be granted. For all executive officers and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executive officers in various hypothetical scenarios, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of Compensia, including analyses of executive and director compensation paid at other companies identified by Compensia. The specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ended December 31, 2009 are described in greater detail in the CD&A section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee. No member of the Compensation Committee is, or was during the fiscal year ended December 31, 2009, an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

COMPENSATION COMMITTEE

Armin M. Kessler, Chairman
John W. Brown
John C. Martin, Ph.D.
Phillip M. Schneider

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board, recommending to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, facilitating the Board’s assessment of the performance of management and the Board, providing recommendations to the Board in connection with the Board’s consideration of directors who may be nominated for re-election by the Company’s stockholders, and reviewing the interests, independence and experience of individual directors and the independence and experience requirements of Nasdaq, SEC rules and regulations and other applicable laws. The Nominating and Corporate Governance Committee also has responsibility for reviewing the Company’s corporate governance principles and making recommendations to the Board for modifications of those principles.

Three directors currently comprise the Nominating and Corporate Governance Committee: Mr. Sofaer (Chairman); Mr. Kessler; and Dr. Shapiro. Mr. Dittamore resigned as a member of the Nominating and Corporate Governance Committee effective as of September 17, 2009, in connection with his resignation from the Board on that date. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules). The Nominating and Corporate

Governance Committee met four times during 2009. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.gen-probe.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In addition, the Nominating and Corporate Governance Committee generally discourages directors from serving on more than four other public company boards, and the Committee will consider the number of such boards on which a prospective nominee is a member when formulating its Board membership recommendations. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee may also consider Board diversity, which the Committee views broadly to mean, among other attributes, a director’s or nominee’s educational, professional and personal background, experience, skills, disciplines, age, accomplishments and viewpoints, and such other factors as the Committee deems appropriate, given the current needs of the Board and the Company, with the goal of maintaining an overall balance of knowledge, experience and capability among the Board as a collective body.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews each director’s overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair each director’s independence. To identify relationships and transactions that might impair such director’s independence, the Nominating and Corporate Governance Committee relies on information supplied to the Company’s legal department by the Company’s executive officers and directors in the form of responses to annual questionnaires. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may engage, if it deems appropriate, a professional search firm to help identify new director candidates or may follow up on suggestions received from members of the Board or other sources. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

After considering the factors noted above and the experience, qualifications, attributes and skills of Dr. McNamee, the Nominating and Corporate Governance Committee recommended, and the Board approved, an increase in the size of the Board from eight to nine members and the election of Dr. McNamee to the Board, effective as of March 18, 2010.

To date, the Board has not received from a stockholder, or group of stockholders holding more than 5% of the Company’s voting stock, a timely nomination of a candidate for election as a director at any annual meeting. The Nominating and Corporate Governance Committee is not obligated to consider director candidates recommended by stockholders, but it may do so in its discretion if it believes consideration of a candidate would be in the Company’s best interests. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

In addition to reviewing and evaluating incumbent directors and the performance of the Board, as well as recommending to the Board candidates for election to the Board, the Nominating and Corporate Governance

Committee is primarily responsible for reviewing and evaluating the Company’s corporate governance policies and practices for compliance with applicable SEC and Nasdaq rules, and providing recommendations to the Board for the continued implementation of good corporate governance practices. The Board has documented the Company’s corporate governance practices in a set of Corporate Governance Guidelines, and certain of the recent recommendations of the Nominating and Corporate Governance Committee for the implementation of good corporate governance practices are described below under the heading “Corporate Governance Guidelines.”

Special Awards Committee

The Special Awards Committee of the Board of Directors is responsible for making the final determination of specific grants of equity awards to be made to certain individual non-officer employees of the Company pursuant to guidelines and terms established by the Compensation Committee. The purpose of the delegation of authority to the Special Awards Committee is to enhance the flexibility of equity incentive grants within the Company and to facilitate the timely grant of options to newly-hired and promoted employees, other than officers.

Mr. Nordhoff served as the sole member of the Special Awards Committee until his retirement as the Company’s CEO on May 17, 2009. Effective as of May 18, 2009, Mr. Hull replaced Mr. Nordhoff as the sole member of the Special Awards Committee in connection with his election as a director by the Board and appointment as the Company’s CEO on that date. Mr. Hull is not independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules) by virtue of his employment as the Company’s President and Chief Executive Officer. The Special Awards Committee acted by unanimous written consent 12 times during 2009.

Stockholder Communications with the Board of Directors

Stockholders interested in communicating with the Board of Directors or the Board’s independent directors regarding their concerns or issues may address correspondence to the Corporate Secretary, Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121. Stockholder correspondence will be delivered by the Corporate Secretary to the Chairman of the Nominating and Corporate Governance Committee. The Corporate Secretary has the authority to disregard mass mailings, advertisements, and other materials not relevant to the Company’s business.

Code of Ethics

The Company has adopted the Gen-Probe Incorporated Code of Ethics that applies to all officers, directors and employees. The Code of Ethics is available on our website at www.gen-probe.com. If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code of Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Open Door Policy

The Company has adopted an Open Door Policy for Reporting Complaints regarding accounting, auditing and other matters to facilitate the receipt, retention and treatment of complaints regarding misconduct, illegal activities or fraud, including any accounting, internal accounting controls or auditing matters, or violations of federal or state laws or the Company’s Code of Ethics.

Corporate Governance Guidelines

In November 2003, following the receipt of a recommendation by the Nominating and Corporate Governance Committee, the Board of Directors originally approved the governance practices to be followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The guidelines are designed to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance

Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings and involvement of senior management, CEO performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board, may be viewed at www.gen-probe.com.

The Board believes that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will ensure that the Company is managed for the long term benefits of its stockholders. During the past several years, the Nominating and Corporate Governance Committee has continued to review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies, and has recommended to the Board the adoption of various corporate governance improvements. Based on this review, the Nominating and Corporate Governance Committee and the Board have taken the following actions to continue our implementation of good corporate governance practices:

•	In September 2006, the Nominating and Corporate Governance Committee recommended the approval of, and the Board agreed to approve, an amendment to accelerate the termination of the Company’s stockholder rights plan from September 2012 to November 30, 2006. As a result, the rights plan, which was originally adopted in September 2002, was terminated effective as of November 30, 2006;

•	In September 2006, the Nominating and Corporate Governance Committee recommended the adoption of, and the Board agreed to adopt, a stock ownership policy for directors and officers of the Company that, subject to a phase-in period, requires these individuals to maintain ownership of Company stock equal to between one and three times their annual salary or director retainer, as applicable, depending on position;

•	In February 2007, the Nominating and Corporate Governance Committee recommended the amendment of, and the Board agreed to amend, the Company’s Bylaws to change the voting standard for the election of directors from a plurality to a majority vote in uncontested director elections;

•	In February 2007, the Nominating and Corporate Governance Committee adopted a policy which generally discourages directors from serving on more than four other public company boards, and provides that the Nominating and Corporate Governance Committee will consider the number of such boards on which a prospective nominee is a member when formulating its Board membership recommendations;

•	In February 2009, the Nominating and Corporate Governance Committee recommended the amendment of, and the Board agreed to amend, the Company’s Corporate Governance Guidelines to provide that any future election of a new director by the Board must be submitted to the Company’s stockholders for ratification at the next regularly scheduled annual meeting of stockholders; and

•	In December 2009, the Nominating and Corporate Governance Committee recommended the amendment of, and the Board agreed to amend, the Company’s Corporate Governance Guidelines to provide for the annual assessment of the Board’s performance as a group, the performance of each individual director, and the performance of each committee of the Board. Previously, the Company’s Corporate Governance Guidelines provided for the annual assessment of the Board’s performance as a group, the performance of each director subject to re-nomination in connection with the Company’s next annual meeting of stockholders, and the performance of each committee of the Board.

Under the majority vote standard applicable to the Company’s director elections, a director must receive the affirmative vote of a majority of the shares cast in the election of directors, except that directors shall be elected by a plurality of the votes cast if the number of director nominees exceeds the number of directors to be elected. A majority of the votes cast means that the number of shares voted “For” a director nominee must exceed 50% of the number of votes cast with respect to that director’s election.

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. Consequently, in order to address the “hold over” issue, the Company’s Amended and Restated Bylaws require that if a nominee who already serves as a director is not re-elected, and no successor is elected, the director shall tender his or her resignation to the Board.

The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. A director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or in the Board’s decision with respect to his or her resignation. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board, that vacancy may be filled by action of the Board. The Amended and Restated Bylaws of the Company are available through our periodic filings with the SEC, which can be viewed through our website at www.gen-probe.com.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding all of the Company’s equity compensation plans in effect as of December 31, 2009.

			Number of Securities
			Remaining Available for
	Number of Securities		Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,055,087	$66.77	2,669,202	(1)
Equity compensation plans not approved by security holders(2)	81,780	$20.75	65,444

Total	6,136,867	$43.15	2,734,646

(1)	Includes 2,298,448 shares of common stock available for future issuance under the Company’s 2000 Equity Participation Plan, as amended, and the Company’s 2003 Incentive Award Plan (as amended, the “2003 Plan”), and 370,754 shares under the Company’s Employee Stock Purchase Plan (as amended, the “ESPP”), as of December 31, 2009.

(2)	Consists of shares of common stock issuable under the Company’s 2002 New Hire Stock Option Plan (the “2002 Plan”), which at the time of adoption did not require the approval of, and has not been approved by, the Company’s stockholders. See the description below of the 2002 Plan.

The following equity compensation plan of the Company was in effect as of December 31, 2009 and was adopted without approval of the Company’s stockholders.

Description of the 2002 Plan

General Nature and Purposes of the 2002 Plan.  The principal purposes of the 2002 Plan are to provide incentives for certain employees of the Company and its subsidiaries through granting of options (the “2002 Plan Awards”), thereby stimulating optionees’ personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. The 2002 Plan was approved by the Board on November 11, 2002, without approval by the Company’s stockholders. The Company has not issued options under the 2002 Plan since March 2004.

A brief description of the principal features of the 2002 Plan follows and is qualified in its entirety by the terms of the 2002 Plan, as amended, which was filed with the SEC on February 23, 2007 as an exhibit to the Company’s Annual Report on Form 10-K.

Administration of the Plan.  The 2002 Plan is administered by the Compensation Committee of the Company’s Board of Directors (or another committee or a subcommittee of the Board assuming the functions of the Compensation Committee under the 2002 Plan) (for purposes of this summary of the 2002 Plan only, the “Committee”). The Committee consists of at least two members of the Board, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), and an “outside director” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the terms and conditions of the 2002 Plan, the Committee has the authority to select the persons to whom 2002 Plan Awards are to be made, to determine the number of shares subject to such awards and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2002 Plan. The Committee is also authorized to adopt, amend, interpret and revoke rules relating to the administration of the 2002 Plan.

Securities Subject to the 2002 Plan.  The aggregate number of shares of common stock authorized for issuance upon exercise of options granted under the 2002 Plan was 200,000 as of the date the 2002 Plan was adopted. In September 2003, the 200,000 share reserve authorized for issuance under the 2002 Plan was adjusted to 400,000 shares to reflect the Company’s 2-for-1 stock split implemented as a 100% stock dividend.

The shares available under the 2002 Plan upon exercise of stock options may be either previously unissued shares or treasury shares. The Committee has the discretion to make appropriate adjustments in the number of securities subject to the 2002 Plan and to outstanding 2002 Plan Awards to reflect dividends or other distributions; a reorganization, merger or consolidation of the Company; a combination, repurchase, liquidation or dissolution of the Company; a disposition of all or substantially all of the assets of the Company or exchange of common stock or other securities of the Company; or other similar corporate transaction or event (an “extraordinary corporate event”). The 2002 Plan provides for automatic adjustments in the number of securities subject to the 2002 Plan and to outstanding 2002 Plan Awards to reflect a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large non-recurring cash dividend, that affects the shares of the Company’s common stock (or other securities of the Company) or the share price of the common stock (or other securities of the Company) and causes a change in the per share value of the common stock underlying outstanding awards.

If any portion of a 2002 Plan Award terminates or lapses unexercised, or is canceled upon grant of a new 2002 Plan Award (which may be at a higher or lower exercise price than the 2002 Plan Award so canceled), the shares which were subject to the unexercised portion of such 2002 Plan Award will continue to be available for issuance under the 2002 Plan.

Term of the 2002 Plan and Amendments.  The 2002 Plan will expire on November 10, 2012, unless earlier terminated. The 2002 Plan may be amended, modified, suspended or terminated by the Committee or the Board of Directors. Amendments of the 2002 Plan will not, without the consent of the participant, affect such person’s rights under any outstanding 2002 Plan Award, unless the 2002 Plan Award agreement governing such 2002 Plan Award itself otherwise expressly so provides.

Eligibility.  2002 Plan Awards may be granted only to newly hired employees of the Company, including newly hired officers or employee directors of the Company, who have not previously been employed by the Company.

Payment for Shares.  The exercise price for all 2002 Plan Awards, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or the Committee may, in its sole and absolute discretion, (i) allow a delay in payment up to 30 days from the date the option is exercised, (ii) allow payment, in whole or in part, through the delivery of shares of common stock which have been held by the holder for at least six months, (iii) allow payment, in whole or in part, through the surrender of shares of common stock then issuable upon exercise of the option having a fair market value on the date of option exercise equal to the aggregate exercise price of the option or exercised portion thereof, (iv) allow payment, in whole or in part, through the delivery of a notice that the holder has placed a market sell order with respect to shares of common stock then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price; provided, that the payment of such proceeds is then made to the Company upon settlement of such sale, and (v) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii) and (iv).

Awards under the 2002 Plan.  The 2002 Plan provides that the Committee may grant or issue nonqualified stock options (“NQSOs”). NQSOs provide for the right to purchase common stock at the fair market value on the grant date and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date, subject to the participant’s continued provision of services to the Company. NQSOs may be granted for any term specified by the Committee, provided that the term may not exceed 10 years.

Agreements; Consideration to the Company.  Each 2002 Plan Award will be set forth in a separate agreement with the person receiving the 2002 Plan Award, which will indicate the terms and conditions of the 2002 Plan Award. The dates on which 2002 Plan Awards first become exercisable and on which they expire will be set forth in individual 2002 Plan Award agreements setting forth the terms of the 2002 Plan Awards. The agreements generally will provide that 2002 Plan Awards expire upon termination of the participant’s status as an employee, although the Committee may provide that 2002 Plan Awards granted to employees continue to be exercisable following a termination without cause, or following a “Change in Control” of the Company, as defined in the 2002 Plan, or because of the grantee’s retirement, death, disability or otherwise.

General Terms of 2002 Plan Awards

Non-Assignability.  2002 Plan Awards may not be assigned or transferred by the grantee, except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, although the shares of common stock underlying such 2002 Plan Awards may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any 2002 Plan Award, the 2002 Plan Award may be exercised only by the holder. Notwithstanding the foregoing, the Committee may grant NQSOs that may be assigned or transferred, subject to certain conditions, to “permitted transferees,” which include a child, grandchild, parent, spouse, niece or nephew of the holder.

Extraordinary Corporate Events.  The Committee has discretion under the 2002 Plan to provide that 2002 Plan Awards will expire at specified times following, or become exercisable in full upon, the occurrence of certain specified “extraordinary corporate events;” and in such event the Committee may also give optionees the right to exercise their outstanding NQSOs in full during some period prior to such event, even though the NQSOs have not yet become fully exercisable.

Effect of Change in Control.  Notwithstanding anything in the 2002 Plan or the provisions of any 2002 Plan Award to the contrary, in the event of a Change in Control, each outstanding 2002 Plan Award shall, immediately prior to the effective date of the Change in Control (as defined below), automatically become exercisable for all of the shares of common stock at the time subject to such 2002 Plan Award and may be exercised for any or all of the shares of common stock subject to the 2002 Plan Award.

For purposes of the 2002 Plan, “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions: (a) any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer for securities of the Company; (b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; (c) a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or another entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding voting securities shall not constitute a Change in Control; or (d) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Transfer Restrictions.  The Committee, in its discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of an NQSO as it deems appropriate. Any such other restriction shall be set forth in the respective 2002 Plan Award agreement and may be referred to on the certificates evidencing such shares.

Withholding Tax Obligations.  As a condition to the issuance or delivery of stock pursuant to the exercise of a 2002 Plan Award granted under the 2002 Plan, the Company requires participants to discharge applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to the exercise of 2002 Plan Awards, subject to the discretion of the Committee to disapprove such use.

Securities Law.  The 2002 Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and any and all regulations and rules promulgated by the SEC thereunder, including without limitation Rule 16b-3. The 2002 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the 2002 Plan and options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010, and has further directed that management submit the selection of the independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Amended and Restated Bylaws nor other governing documents or applicable law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate practice. If the Company’s stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Principal Accountant Fees and Services

In connection with the audit of its 2009 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms under which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

The following table reflects the aggregate fees billed to the Company for the fiscal years ended December 31, 2009 and 2008 by Ernst & Young LLP, the Company’s principal accountant. All fees described below have been approved by the Audit Committee.

During the fiscal year ended December 31, 2009, none of the hours expended on the Company’s financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s full-time employees.

	Fiscal Year
	Ended
	2009	2008
	(In thousands)

Audit Fees(1)(2)	$1,324	$1,141
Audit-related Fees	—	—
Tax Fees(3)	7	—
All Other Fees(4)	2	4

Total Fees	$1,333	$1,145

(1)	Includes the audit of the Company’s annual financial statements (including audits of the Company’s subsidiaries Gen-Probe UK Limited and Molecular Light Technology Limited and its subsidiaries), review of the Company’s financial information included in its quarterly reports on Form 10-Q, and accounting consultations. Also includes fees incurred for the evaluation of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as well as the audit of the effectiveness of the Company’s internal control over financial reporting, pursuant to the Sarbanes-Oxley Act of 2002.

(2)	Amounts reported for 2008 have been adjusted for invoices received after the filing date of the Company’s 2009 Proxy Statement for services rendered in 2008.

(3)	Includes fees for consultations related to federal and California state tax audits.

(4)	Amounts reported represent fees for online access to certain accounting publications.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Ernst & Young LLP. Pursuant to the policy, the Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services, up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee and ratified at its next scheduled meeting. The Audit Committee has delegated this pre-approval authority to the Chairman of the Audit Committee and the Chairman’s decision is then discussed and ratified at the next scheduled meeting of the Audit Committee.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal auditor’s independence.

The Board of Directors recommends a vote in favor of Proposal 2.

PROPOSAL 3

RATIFICATION OF THE BOARD OF DIRECTORS’ ELECTION OF
BRIAN A. McNAMEE TO THE COMPANY’S BOARD OF DIRECTORS

Effective as of March 18, 2010, the Board increased the size of the Board from eight to nine members and elected Brian A. McNamee to the Board. The Board elected Dr. McNamee as a Class III director, holding office until the Company’s 2011 Annual Meeting of Stockholders. Dr. McNamee is not, nor has he ever been, employed by the Company. Dr. McNamee qualifies as “independent,” as that term is defined by Nasdaq Listing Rule 5605(a)(2). A description of Dr. McNamee’s recent professional experience is set forth below.

Brian A. McNamee, M.B.B.S., previously served on the Company’s Board of Directors from the time of its September 2002 spin-off from Chugai Pharmaceutical Co., Ltd. until May 2007. Dr. McNamee has served as the Chief Executive Officer and Managing Director of CSL Ltd. since 1990. CSL is a leading international biopharmaceutical company with significant activities in human plasma and vaccines. Prior to joining CSL, Dr. McNamee was Managing Director of a start-up biotechnology company, Pacific Biotechnology Limited, in Sydney, Australia and General Manager of Faulding Product Divisions, F.H. Faulding & Co Limited in Adelaide, Australia. Dr. McNamee obtained his medical degree from the University of Melbourne. The Board believes that Dr. McNamee’s formal education, medical expertise, international business success, including while serving as the Chief Executive Officer and Managing Director of CSL, as well as his prior service on the Board provide Dr. McNamee with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Because the Board believes it is important to provide the Company’s stockholders with an opportunity to consider the Board’s election of any new director, in accordance with Gen-Probe’s Corporate Governance Guidelines, as amended by the Board in February 2009, the Board has submitted its election of Dr. McNamee to the Company’s stockholders for ratification at the Annual Meeting. If this Proposal 3 is ratified by the Company’s stockholders at the Annual Meeting, Dr. McNamee will continue to serve the remaining term of the class of directors to which he was elected by the Board. If this Proposal 3 is not ratified by the Company’s stockholders at the Annual Meeting, Dr. McNamee will be expected to promptly tender his resignation to the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject Dr. McNamee’s resignation, or whether other action should be taken. The Board will act on the tendered resignation, and publicly disclose its decision regarding the tendered resignation and the rationale behind its decision within 90 days of the date of the Annual Meeting. Dr. McNamee will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his tendered resignation. If Dr. McNamee’s resignation is rejected by the Board, Dr. McNamee will continue to serve the remaining term of the class of directors to which he was elected by the Board.

To be approved, Proposal No. 3 must receive a majority of votes cast in person or by proxy (i.e., the number of shares voted “For” approval of the proposal must exceed 50% of the number of votes cast in person or by proxy with respect to the proposal). Only votes “For” and “Against” will affect the outcome. Abstentions and broker non-votes will not be counted towards the vote total.

The Board of Directors recommends a vote in favor of Proposal 3.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 16, 2010 by: (i) all those known by the Company to be beneficial owners of more than five percent of the Company’s common stock; (ii) each of the Company’s named executive officers; (iii) each director of the Company; and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the address of each person listed in the table is c/o Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121.

	Beneficial Ownership(1)
	Number of					Percent of
	Shares Owned		Right to Acquire		Total	Total
	(#)(2)		(#)(3)		(#)	(%)

Five Percent Beneficial Stockholders:
Morgan Stanley(4)	6,365,418		—		6,365,418	12.87%
BlackRock, Inc.(5)	4,390,643		—		4,390,643	8.88%
Baron Capital Group, Inc.(6)	2,521,301		—		2,521,301	5.10%
Executive Officers and Directors:
Henry L. Nordhoff	121,726	(7)	449,920	(8)	571,646	1.14%
Carl W. Hull	41,774	(9)	96,770		138,544	*
Herm Rosenman	25,653		133,204		158,857	*
Daniel L. Kacian, Ph.D., M.D.	79,126		133,811		212,937	*
Eric Lai, Ph.D.	750		6,770		7,520	*
Eric Tardif	1,250	(10)	4,062		5,312	*
John W. Brown	10,955		54,375		65,330	*
Armin M. Kessler	15,042		64,375		79,417	*
John C. Martin, Ph.D.	2,448		31,041		33,489	*
Brian A. McNamee, M.B.B.S.	—		—		—	—
Phillip M. Schneider	8,934		84,375		93,309	*
Lucy Shapiro, Ph.D.	434		19,097		19,531	*
Abraham D. Sofaer	17,031	(11)	84,375		101,406	*
All executive officers and directors as a group (19 individuals)	420,643	(12)	1,489,211	(13)	1,909,854	3.74%

*	Represents beneficial ownership of less than 1% of our common stock.

(1)	This table is based on information supplied by officers and directors, as well as principal stockholders via Schedules 13G (as indicated) filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 49,451,207 shares outstanding on February 16, 2010, adjusted as required by rules promulgated by the SEC.

(2)	The amounts reported for our named executive officers include the following specified number of shares of restricted stock that are still subject to restriction as of 60 days after February 16, 2010: Mr. Hull (12,500); Mr. Rosenman (11,751); Dr. Kacian (16,100); Dr. Lai (750); and Mr. Tardif (1,050). The amounts reported for our named executive officers also include the following number of shares underlying deferred issuance restricted stock awards that are still subject to restriction as of 60 days after February 16, 2010: Mr. Hull (20,000) and Mr. Nordhoff (18,334). See the CD&A below for more information regarding the terms of the restricted stock and deferred issuance restricted stock awards granted to our executive officers.

(3)	Represents the number of shares issuable upon exercise of stock options exercisable as of February 16, 2010 or within 60 days thereafter.

(4)	The business address for Morgan Stanley is: 1585 Broadway, New York, New York 10036. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Morgan Stanley on February 12, 2010.

(5)	The amounts reported are beneficially owned by BlackRock, Inc., which completed its acquisition of Barclays Global Investors on December 1, 2009. The business address for BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by BlackRock, Inc. on January 29, 2010.

(6)	The amounts reported are beneficially owned by Baron Capital Group, Inc. and certain affiliated entities and individuals. The business address for Baron Capital Group, Inc. is: 767 Fifth Avenue, 49th Floor, New York, New York 10153. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by Baron Capital Group, Inc. and its affiliated entities and individuals on February 12, 2010.

(7)	Includes an aggregate of 40,000 deferred issuance restricted stock awards, of which 20,000 were granted in 2007 and 20,000 were granted in 2008. An aggregate of 21,666 shares underlying such awards were vested as of 60 days after February 16, 2010. Pursuant to the applicable deferred issuance restricted stock award agreement, and subject to vesting in accordance with their terms, the deferred issuance restricted stock awards will be issued to Mr. Nordhoff at the earlier of the date on which all shares underlying the applicable award have fully vested or the date on which Mr. Nordhoff is no longer a director of the Company. All deferred issuance restricted stock awards which continue to be held by Mr. Nordhoff will further be issued in a manner that complies with Section 409A of the Code, which may include deferring the issuance of such shares for six months after the date on which Mr. Nordhoff no longer serves as a director.

(8)	Of the aggregate amount reported, options to purchase an aggregate of 443,045 shares of Company common stock were issued to Mr. Nordhoff in his capacity as the Company’s CEO prior to his retirement from that position on May 17, 2009. In May 2009, Mr. Nordhoff was granted options to purchase 7,500 shares of Company common stock in his capacity as Chairman of the Board, of which options to purchase 6,875 shares of Company common stock were exercisable as of February 16, 2010 or will become exercisable within 60 days after February 16, 2010. Of the aggregate amount reported, Mr. Nordhoff must exercise options to purchase an aggregate of 345,129 shares of Company common stock on or before May 17, 2010 (the first anniversary of his retirement as Chief Executive Officer) or all such stock options will expire. For additional information regarding options to purchase Company common stock granted to Mr. Nordhoff, please see the “Outstanding Equity Awards at Fiscal Year-End” table below.

(9)	The amount reported includes shares of restricted stock issued to Mr. Hull in 2007 and 2008, of which 12,500 shares underlying such awards were vested as of February 16, 2010 or will become vested within 60 days after February 16, 2010. In addition, the amount reported includes an aggregate of 20,000 deferred issuance restricted stock awards granted to Mr. Hull in May 2009, of which no shares underlying such awards were vested as of February 16, 2010 or will become exercisable within 60 days after February 16, 2010. Pursuant to the applicable deferred issuance restricted stock award agreement, and subject to vesting in accordance with their terms, the deferred issuance restricted stock awards will be issued to Mr. Hull at the earlier of the date on which the shares underlying such awards become fully vested or the date on which Mr. Hull is neither employed by, nor a director of, the Company. All deferred issuance restricted stock awards will further be issued in a manner that complies with Section 409A of the Code, which may include deferring the issuance of such shares for six months after the date on which Mr. Hull is neither employed by, nor a director of, the Company.

(10)	Includes 200 shares of common stock beneficially owned by Mr. Tardif’s spouse.

(11)	Includes 1,000 shares of common stock held by the Trust FBO Michael J. Sofaer, of which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Helen R. Sofaer, of which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Joseph S. Sofaer, of which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Aaron R. Sofaer, of which Mr. Sofaer is a trustee; and 1,000 shares of common stock held by the Trust FBO Raphael J. Sofaer, of which Mr. Sofaer is a trustee.

(12)	Includes an aggregate of 95,520 shares (including restricted shares) which other executive officers of the Company own as of February 16, 2010, as follows: Mr. Bowen (26,676); Ms. De Walt (14,404); Ms. Ellerbrock (7,636); Dr. Gargan (19,048); Mr. Kondor (17,058); and Dr. Yang (10,698).

(13)	Includes an aggregate of 327,036 shares issuable to other executive officers of the Company pursuant to outstanding stock options exercisable as of February 16, 2010 or which become exercisable within 60 days after February 16, 2010, as follows: Mr. Bowen (72,869); Ms. De Walt (103,104); Ms. Ellerbrock (20,416); Dr. Gargan (43,877); Mr. Kondor (50,834); and Dr. Yang (35,936).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that the Company was late in filing Form 4s on behalf of the following individuals in connection with: (a) the receipt by Mr. Brown in April 2009 of a portion of his regular, quarterly director’s fees in the form of Company common stock; (b) the Company’s cancellation of certain of Mr. Nordhoff’s deferred issuance restricted stock awards in May 2009 upon his retirement as Chief Executive Officer of the Company; and (c) the exercise of certain stock options and the immediate sale of the shares issued upon exercise of such options in September 2009 pursuant to Mr. Nordhoff’s 10b5-1 trading plan, which occurred as a result of, and shortly after, the Company’s August 2009 transition to a new third party administrator for all of the Company’s equity incentive plans.

EXECUTIVES

Executive Officers

The following table sets forth information as to persons who serve as our executive officers as of March 15, 2010.

Name	Position	Age

Carl W. Hull	President, Chief Executive Officer and Director	52
Daniel L. Kacian, Ph.D., M.D.	Executive Vice President and Chief Scientist	63
R. William Bowen	Senior Vice President, General Counsel and Secretary	57
Diana De Walt	Senior Vice President — Human Resources	55
Jorgine Ellerbrock	Senior Vice President — Operations	48
Paul E. Gargan, Ph.D.	Senior Vice President — Business Development	53
Stephen J. Kondor	Senior Vice President — Sales and Marketing	54
Eric Lai, Ph.D.	Senior Vice President — Research and Development	53
Herm Rosenman	Senior Vice President — Finance and Chief Financial Officer	62
Eric Tardif	Senior Vice President — Corporate Strategy	41
Christina C. Yang, Ph.D.	Senior Vice President — Clinical, Regulatory and Quality	53

Carl W. Hull, President, Chief Executive Officer and Director. Mr. Hull joined the Company in February 2007 as Executive Vice President and Chief Operating Officer and was appointed President in March 2008. Mr. Hull was appointed as the Company’s Chief Executive Officer and elected as a director by the Board in May 2009. Prior to joining the Company, Mr. Hull served as Vice President & General Manager of the SDS/Arrays Business Unit of Applied Biosystems Inc. from January 2005 to January 2007. Prior to joining Applied Biosystems, Mr. Hull held a number of positions with Applied Imaging Corp., most recently serving as its Chief Executive Officer from January 2001 to December 2004. Mr. Hull was a member of the board of directors of Applied Imaging Corp. from 2000 to 2007. Mr. Hull received a B.A. in political science and international relations from Johns Hopkins University and an M.B.A. from the University of Chicago.

Daniel L. Kacian, Ph.D., M.D., Executive Vice President and Chief Scientist. Dr. Kacian joined the Company in 1985 as Director of Medical and Scientific Affairs and until 1992 was primarily responsible for directing Research & Development and Regulatory Affairs. Dr. Kacian has held various management positions with the Company and, in 2002, was promoted to Executive Vice President and Chief Scientist. From 1980 to 1985, Dr. Kacian was on the faculty of the Department of Pathology and Laboratory Medicine at the University of Pennsylvania and was Director of Clinical Microbiology at the Hospital of the University of Pennsylvania. Dr. Kacian received an M.D. in 1978 from the University of Miami and did his internship and residency in laboratory medicine at Washington University and Barnes Hospital in St. Louis. Prior to attending medical school, Dr. Kacian received a B.A. in mathematics from Western Reserve University and an M.S. in microbiology and Ph.D. in molecular genetics from the University of Illinois and served on the faculty of the Department of Human Genetics and Development at Columbia University.

R. William Bowen, Senior Vice President, General Counsel and Secretary. Mr. Bowen joined the Company in 1997 as Vice President, General Counsel and Assistant Secretary and was appointed Secretary in August 2002 and Senior Vice President in May 2007. Prior to joining the Company, Mr. Bowen was a business litigation partner with the law firm of Luce, Forward, Hamilton & Scripps in San Diego, California. Mr. Bowen received a B.S. in commerce and a J.D. from the University of Virginia.

Diana De Walt, Senior Vice President — Human Resources. Ms. De Walt joined the Company in January 2005 as Vice President, Human Resources and was appointed Senior Vice President in May 2007. Prior to joining the Company, Ms. De Walt founded The HR Company in 1993 and served as its President and Principal Consultant providing professional human resources services to over 85 companies in a wide variety of industries. From 1988 to 1993, Ms. De Walt worked at Mitek Systems, Inc. as Director, Human Resources and subsequently Vice President, Human Resources. From 1987 to 1988, Ms. De Walt was Vice President, Human Resources of Imperial Savings Real Estate Lending Group. From 1984 to 1987, Ms. De Walt was Manager, Human Resources of Security Pacific Business Credit and Vice President, Human Resources of Security Pacific Business Finance. Ms. De Walt received an A.A. in liberal arts from St. Cloud State University and holds a Senior Professional In Resource Management certification.

Jorgine Ellerbrock, Senior Vice President — Operations. Ms. Ellerbrock joined the Company in November 2007 as Senior Vice President, Operations. From August 2004 to November 2007, Ms. Ellerbrock served as Vice President, Operations of various business units of Invitrogen Corporation, most recently serving as Vice President, Operations of its Molecular Biology Business from February 2007 to November 2007. Prior to joining Invitrogen Corporation, Ms. Ellerbrock held a number of positions with GE Healthcare Bio-Sciences (formerly Amersham Biosciences), a medical technology and services company, most recently serving as its Vice President, Operations from November 2002 to July 2004 and its Vice President, Genomics Product Management from January 2002 to November 2002. Ms. Ellerbrock received a B.S. in microbiology and an M.B.A. from San Diego State University.

Paul E. Gargan, Ph.D., Senior Vice President — Business Development. Dr. Gargan joined the Company as Vice President, Business Development and Planning in 1997. In July 2002, Dr. Gargan was named Vice President — Business Development and in March 2009 Dr. Gargan was appointed Senior Vice President — Business Development. Prior to joining the Company, Dr. Gargan was President and Chief Scientific Officer of American Biogenetic Sciences, Inc. Dr. Gargan received a B.S. in chemistry and a Ph.D. in biochemistry from Queens University and an M.B.A. from the University of Notre Dame.

Stephen J. Kondor, Senior Vice President — Sales and Marketing. Mr. Kondor joined the Company in July 2005 as Vice President, Sales and Marketing and was appointed Senior Vice President in May 2007. Mr. Kondor previously served as Vice President/General Manager — Genetic Analysis Business of Applied Biosystems, Inc. (APPLERA), a life sciences company, from November 2004 to June 2005. From January 2003 to November 2004, Mr. Kondor served as Vice President and General Manager of Fisher Scientific, a life sciences company. From August 2001 to January 2003, Mr. Kondor served as Senior Vice President and General Manager of IGEN International Inc., a biotechnology diagnostics company. From August 2000 to January 2001, Mr. Kondor served as Vice President, Worldwide Marketing & Sales of Avocet Medical Inc., a life sciences company. Prior to those positions, Mr. Kondor also held positions at Becton Dickinson and Company, Biometric Imaging, Inc., the Diagnostics Division of Abbott Laboratories, Inc. and B. Braun Medical Inc. Mr. Kondor received a B.S. in business administration from Moravian College in 1981.

Eric Lai, Ph.D., Senior Vice President — Research and Development. Dr. Lai joined the Company in February 2009 as Senior Vice President, Research and Development. Prior to joining the Company, Dr. Lai was employed by GlaxoSmithKline plc, where he most recently served as Vice President, Pharmacogenetics Experimental Coordination and Analysis from 2006 to 2009 and Vice President, Discovery and Pipeline Genetics from 2003 to 2006. Prior to joining GlaxoSmithKline in 1995, Dr. Lai was an Assistant Professor in the Department of Pharmacology at the University of North Carolina, Chapel Hill. Dr. Lai received a B.S. in chemistry from the University of Waterloo in Ontario, Canada, M. Phil. and M.A. degrees from the department of pharmacology at Columbia University, and a Ph.D. in pharmacology and microbiology from the College of Physicians and Surgeons at Columbia University.

Herm Rosenman, Senior Vice President — Finance and Chief Financial Officer. Mr. Rosenman joined the Company as Chief Financial Officer in June 2001 and was appointed Senior Vice President — Finance in May 2007. Prior to joining the Company, Mr. Rosenman was President and Chief Executive Officer of Ultra Acquisition Corp., a retail chain and consumer products manufacturer, from 1997 to 2000. Mr. Rosenman served as President and Chief Executive Officer of RadNet Management, Inc., a large healthcare provider, from 1994 to 1997, and prior to that was Chief Financial Officer for Rexene Corp., a Fortune 1,000 company in the petrochemicals industry.

Mr. Rosenman was previously a partner at Coopers & Lybrand (now PricewaterhouseCoopers LLP) where he served numerous Fortune 1,000 clients, principally in the pharmaceuticals and telecommunications industries. Mr. Rosenman received a B.B.A. in finance and accounting from Pace University and an M.B.A. in finance from the Wharton School of the University of Pennsylvania. Mr. Rosenman currently serves on the board of directors of ARYx Therapeutics, Inc.

Eric Tardif, Senior Vice President — Corporate Strategy. Mr. Tardif joined the Company in January 2009 as Senior Vice President, Corporate Strategy. Prior to joining the Company, Mr. Tardif was managing director of Morgan Stanley’s healthcare investment banking group from December 2007 to November 2008 and executive director of Morgan Stanley’s healthcare investment banking group from February 2006 until December 2007. Before joining Morgan Stanley in February 2006, Mr. Tardif was a principal in Piper Jaffray’s healthcare investment banking group from January 2005 to February 2006, and a vice president in Piper Jaffray’s healthcare investment banking group from January 2003 until December 2004. Mr. Tardif holds a chartered financial analyst (CFA) designation. Mr. Tardif received a B.A. in business from Bishop’s University in Québec, an M.B.A. from the University of British Columbia, and an M.S. in finance from the Carroll Graduate School of Management at Boston College.

Christina C. Yang, Ph.D., Senior Vice President — Clinical, Regulatory and Quality. Dr. Yang joined the Company in April 2007 as Vice President, Clinical, Regulatory and Quality and was appointed Senior Vice President in May 2007. Prior to joining the Company, Dr. Yang was employed by Focus Diagnostics, Inc., a healthcare diagnostics company, most recently serving as Vice President, Quality and Regulatory Affairs from June 2003 to April 2007 and as Senior Director, Quality Systems from March 2001 until June 2003. Dr. Yang received a B.S. in biology from National Taiwan Normal University and a Ph.D. in zoology from Iowa State University. Dr. Yang is a Regulatory Affairs Certified (RAC), ISO9000 certified lead auditor as well as a Certified Quality Auditor (CQA).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Role and Membership of the Compensation Committee

Members of the Compensation Committee are independent directors who are not employees of the Company or its subsidiaries. The Compensation Committee is currently comprised of the following four members: Mr. Kessler, who serves as Chairman; Mr. Brown; Dr. Martin; and Mr. Schneider. None of the Compensation Committee members has any material business relationships with the Company or any of its subsidiaries. All of the members of the Compensation Committee are “independent,” as that term is defined by Nasdaq Listing Rule 5605(a)(2).

The Compensation Committee operates pursuant to a written charter that outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the Compensation Committee and the Board and is available on the Company’s website at www.gen-probe.com.

The Compensation Committee meets at scheduled times during the year and holds additional meetings from time to time to review and discuss executive compensation issues. The Compensation Committee may also take action by written consent. The Compensation Committee held seven meetings during 2009. Executive officers are not present during discussion of their compensation.

The Compensation Committee acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate performance objectives relevant to the compensation of the Company’s named executive officers (“NEOs”) and other executive officers and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s CEO, other executive officers (including NEOs) and directors; and

•	administration of the Company’s equity compensation plans, deferred compensation plan and other similar plans and programs.

Executive Compensation Philosophy

Compensation for our NEOs and other executive officers is intended to be significantly performance-based. In establishing the Company’s compensation program for executive officers (including NEOs), the Compensation Committee has four principal objectives:

•	ensuring that the Company is able to attract and retain executive officers through the use of industry-competitive “base” salaries;

•	providing total compensation that is competitive in the industry and that is tied to, and varies based upon, individual and/or corporate performance;

•	incentivizing executive officers (including NEOs) to make prudent business decisions and maximize stockholder value by providing a significant portion of total compensation opportunities in the form of direct ownership in the Company through stock options, performance shares, and other forms of equity incentives; and

•	maintaining internal pay equity among employees.

In order to address these priorities, the Compensation Committee regularly assesses compensation components that it believes will most cost effectively attract and motivate executive officers and reward them for their individual achievements and those of the Company. Since 2005, the Compensation Committee has retained Compensia, an independent consultant specializing in compensation matters, to assist the Compensation Committee in its analysis of the key elements of the Company’s compensation programs. In July 2009, the

Compensation Committee again re-confirmed Compensia’s retention as the Compensation Committee’s compensation consultant, based on a thorough review of services performed. Compensia serves at the discretion of the Compensation Committee, which has authority to terminate Compensia’s services, and Compensia reports directly to the Compensation Committee. Compensia does not perform any services for the Company other than the executive compensation consulting advice for which it has been engaged by the Compensation Committee.

The Compensation Committee has historically evaluated total cash and equity compensation for executive officers (including NEOs) with reference to similarly situated executive officers of an identified peer group, while also considering the balance between short-term incentives and long-term incentives that align the interests of management with stockholders. The Compensation Committee evaluates the balance between equity and cash compensation for all executive officers on an annual basis.

Based on its review of the above-mentioned objectives, the Compensation Committee has established an executive compensation program that consists of the following six components:

•	base salary;

•	an annual cash bonus that is dependent on corporate performance and, for certain executive officers (including certain NEOs), individual performance;

•	equity awards, consisting recently of stock options, performance shares, restricted stock and deferred issuance restricted stock awards;

•	the opportunity to defer compensation under a nonqualified deferred compensation plan;

•	post-termination benefits that are triggered in limited circumstances; and

•	other health and welfare benefits generally offered to all employees of the Company.

To assure that compensation reflects performance, the Company’s bonus plans and equity award programs do not require any minimum awards of compensation.

Determination of Compensation Awards

The Compensation Committee is provided with the authority to determine the compensation awards available to all executive officers, including NEOs. In evaluating executive compensation arrangements, the Compensation Committee reviews and considers regular written reports provided by Compensia with respect to competitive practices and the amounts and nature of compensation paid to executive officers in a peer group of companies. Compensia has also provided advice to the Compensation Committee regarding, among other things, structuring the Company’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to the Company’s executive officers. Based in part upon Compensia’s recommendations, the Company’s cash and stock-based incentive awards are weighted significantly towards variable components which the Compensation Committee believes help to ensure that total compensation reflects the overall success or failure of the Company and help to motivate executive officers to meet appropriate performance measures designed to maximize total return to stockholders.

In addition, to further aid the Compensation Committee in making its determinations, our President and CEO provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers, including other NEOs. Our President and CEO’s recommendations are informed by the results of his annual performance review of each executive officer (including each NEO), at which time each executive officer’s individual performance is assessed in light of overall corporate performance, measured against pre-established corporate goals for the relevant period. In addition, each executive officer (including each NEO) provides input about his or her individual contributions to the Company’s success for the period being assessed.

Compensation Comparisons and Peer Group

An important step in structuring compensation for the Company’s newly hired executive officers, as well as gauging the competitiveness of compensation packages for existing executive officers, is the identification and evaluation of compensation packages offered to similarly situated executive officers of a peer group of companies. The Compensation Committee has directed Compensia, as part of its engagement, to develop and regularly update as appropriate a comparative group of companies, as well as to perform analyses of competitive performance and compensation levels for that group. During the term of its engagement, Compensia has also conducted individual interviews with members of senior management and the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately develops recommendations and metrics that are presented to the Compensation Committee for its consideration.

In preparation for the 2009 fiscal year, Compensia prepared a report in November 2008 which analyzed competitive practices and the amounts and nature of compensation paid to executive officers of a peer group of diagnostic, pharmaceutical and biotechnology companies of similar size. Compensation information contained in the report was derived from publicly available information as well as survey data contained in the Radford 2008 Global Life Sciences Industry Survey, which provided total compensation and compensation practice data for over 500 multinational life sciences companies. Compensia developed, and the Compensation Committee approved, a focused set of peer group companies from this broader data set, generally on the basis of industry, market capitalization, revenues and certain other factors. The peer group of companies identified in the November 2008 Compensia report consisted of the following companies:

Affymetrix	Immucor	PDL BioPharma
Alkermes	Inverness Medical Innovations	Quidel
Amylin Pharmaceuticals	Invitrogen	TECHNE Corporation
IDEXX Labs	Martek Biosciences	United Therapeutics
Illumina	Meridian Bioscience	Valeant Pharmaceuticals
ImClone Systems	OSI Pharmaceuticals

In November 2008, the following four companies were eliminated from the Company’s previously reported peer group: Cytyc; MGI Pharma; Millennium Pharmaceuticals; and Ventana Medical Systems. In addition, Valeant Pharmaceuticals was added to the Company’s previously reported peer group. Companies were generally eliminated from the Company’s previously reported peer group as a result of sufficient comparative data no longer being available for such companies due to acquisitions. Valeant Pharmaceuticals, which was previously considered a “next stage” peer company in Compensia’s prior reports, was included in the Company’s peer group based on increased comparative circumstances relative to the Company (e.g., revenues, market capitalization, etc.).

Based on data presented to the Compensation Committee by Compensia over the years and the analysis described above, the Compensation Committee has established a guiding principle of generally striving to provide the Company’s executive officers (including NEOs) with target annual total cash compensation around the 60th percentile and equity incentive compensation around the 75th percentile of the Company’s peer group. In determining the level of compensation actually provided to its executive officers, the Compensation Committee may also consider the financial performance of peer group companies, Company or executive officer performance, the Company’s geographic location in San Diego where there is significant competition for employees in the diagnostic, pharmaceutical and biotechnology industries, and reference data (if, for example, limited data is available for comparison of an individual to similarly situated executive officers of the peer group or if certain peer group data appears to deviate from broader-based market or industry trends). The Compensation Committee also evaluates the performance of individual executive officers (including NEOs) on an annual basis and may award merit salary increases as a result of these assessments. This approach ensures that the Company’s compensation structures will enable it to remain competitive in its markets and reward individual performance.

While the Compensation Committee generally seeks to structure its executive officer compensation arrangements to provide for annual target total cash compensation and equity awards around the percentiles noted above, the Compensation Committee recognizes the Company’s desire to keep the best talent among the Company’s executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in the best interests of the Company to negotiate or award total compensation that may deviate from the general targets described above. Actual pay for each executive is determined around this structure, driven by the performance of the executive and historical compensation arrangements over time, as well as the annual performance of the Company and other relevant considerations.

In September 2009, Compensia presented an updated compensation report to the Compensation Committee, which analyzed competitive practices and the amounts and nature of compensation paid to executive officers of a revised peer group of diagnostic, pharmaceutical and biotechnology companies of similar size. Compensation information contained in Compensia’s September 2009 report was derived from publicly available information as well as survey data contained in the Radford 2009 Global Life Sciences Industry Survey, which provided total compensation and compensation practice data for over 500 multinational life sciences companies. The peer group identified in the September 2009 Compensia report included the companies set forth above, except that ImClone Systems, Inverness Medical Innovations, Invitrogen (Life Technologies), PDL BioPharma, Quidel and TECHNE Corporation were removed from the peer group and Haemonetics, Myriad Genetics and Qiagen were added to the Company’s peer group. Companies were generally eliminated from the Company’s previously identified peer group as a result of sufficient comparative data no longer being available for such companies or as a result of financial performance yielding less comparative circumstances relative to the Company (e.g., revenues, market capitalization, etc.).

Based on the information presented in the September 2009 Compensia report, our NEOs were awarded targeted total cash compensation, actual total cash compensation and actual equity incentive awards in 2009 approximately equal to the following percentages of the amounts representing the target 60thpercentile of peer group total cash compensation, and the target 75th percentile of peer group equity compensation, respectively:

	Targeted 2009 Total Cash		Actual 2009 Total Cash		Actual Value of 2009 Equity
	Compensation as a		Compensation as a		Incentive Awards as a
	Percentage of Peer Group		Percentage of Peer Group		Percentage of Peer Group
Named Executive Officer	60thPercentile Amount		60thPercentile Amount		75th Percentile Amount

Carl W. Hull	77	%(1)	76	%(1)	43%
Herm Rosenman	78%		77%		21%
Daniel L. Kacian, Ph.D., M.D.	105%		104%		36%
Eric Lai, Ph.D.	75%		72	%(2)	59%
Eric Tardif	97%		99	%(2)	104%

(1)	For comparison, the percentage reported assumes that Mr. Hull was paid the $635,000 base salary established by the terms of his amended and restated employment agreement, effective as of May 18, 2009, for the entire 2009 fiscal year. For actual base salary amounts paid to Mr. Hull during 2009, see the “Summary Compensation Table” below. On February 10, 2010, the Compensation Committee increased Mr. Hull’s annual base salary to $680,000, effective January 1, 2010, which amount, when combined with his 2010 targeted bonus amount, would place Mr. Hull’s targeted 2010 total cash compensation at 83% of the 60th percentile of peer group total cash compensation as reported in the September 2009 Compensia report.

(2)	For comparison, the percentages reported assume Dr. Lai and Mr. Tardif, who joined the Company in the first quarter of 2009, were each paid their annual base salary for the entire 2009 fiscal year. For actual base salary amounts paid to Dr. Lai and Mr. Tardif during 2009, see the “Summary Compensation Table” below.

The Company believes the disparity in NEO equity award values between NEOs, and in comparison to the Company’s targeted 75th percentile among peer group companies, is primarily attributable to two factors. First, the value of the equity awards granted to Mr. Hull, Dr. Lai, and Mr. Tardif were the greatest in comparison to the Company’s peer group primarily as a result of each individual’s receipt of a special, one-time equity award during 2009. Mr. Hull received a special, one-time equity award in May 2009 in connection with his appointment as CEO, and Mr. Tardif and Dr. Lai each received a special, one-time equity award in February 2009, in connection with the commencement of their employment with the Company. Dr. Lai and Mr. Tardif also participated, on a pro-rated basis, in the Company’s annual equity award grants in August 2009, while Mr. Hull did not. Second, in comparison to the Company’s targeted 75th percentile of peer group equity compensation, the annual equity award grants to executive officers (including NEOs) in August 2009 were pro-rated and granted to each executive officer in an amount equal to approximately one-half the number of equity incentive awards granted in prior annual grants. The Compensation Committee pro-rated and reduced equity awards to all Company employees in August 2009, in anticipation of a transition in the timing of annual equity award grants from August of each year to February of each year, commencing in 2010. Thus, equity awards were pro-rated in August 2009 in anticipation of a further grant to be made in February 2010, within six months of the August 2009 equity award grant. The transition in the timing of the grant of annual equity awards from August to February was primarily due to the Compensation Committee’s desire to incorporate performance-based vesting for stock awards, which the Compensation Committee believed would be best implemented by making annual equity award grants early in each calendar year.

The foregoing comparisons are based on the most current peer group data available to the Company as presented to the Compensation Committee by Compensia. The Company has not provided a peer group comparison for Mr. Nordhoff, given that Mr. Nordhoff retired as CEO of the Company in May 2009 and did not receive any equity awards in his capacity as CEO of the Company during the 2009 fiscal year. Please see the “Summary Compensation Table” and “Employment Agreements with Named Executive Officers” below for additional information regarding the amounts payable to our NEOs for fiscal 2009.

Base Salary

Each executive officer’s base salary is determined by the Compensation Committee during the first quarter of the fiscal year. Mr. Nordhoff, who served as the Company’s CEO through his retirement from that position on May 17, 2009, received an annualized base salary of $745,500, representing a 5% merit increase to Mr. Nordhoff’s 2008 base salary. The Compensation Committee awarded Mr. Nordhoff this 2009 base salary merit increase based upon his demonstrated leadership and the Company’s significant growth over the 15 years of Mr. Nordhoff’s tenure as CEO of the Company, as well as the Company’s strong financial performance during the 2008 fiscal year.

Mr. Hull entered into an amended and restated employment agreement with the Company effective as of May 18, 2009, the date of Mr. Hull’s appointment as the Company’s CEO. Pursuant to the terms of Mr. Hull’s current employment agreement, Mr. Hull is entitled to receive a minimum annual base salary of $635,000, which he received on an annualized basis from the date of his appointment as CEO of the Company on May 18, 2009 through December 31, 2009. The Company’s other NEOs do not have minimum salary levels established by contract. The terms of the Company’s employment agreements with its current NEOs are described below under “Employment Agreements with Named Executive Officers.”

The base salary component of the Company’s compensation program is designed to provide executive officers with a competitive base salary in the San Diego market and, when combined with targeted annual cash incentive compensation, is generally intended to provide for total targeted annual cash compensation that is around the 60th percentile among peer group companies. In addition, each year the Compensation Committee determines base salary increases for NEOs based upon corporate performance, the Compensation Committee’s continuing review of peer group compensation, the Compensation Committee’s subjective evaluation of the performance of the executive officers as assessed by the Compensation Committee and our President and CEO, as well as the officer’s experience, commitment to corporate core values and potential for advancement. No formulaic base salary increases are provided to NEOs.

In February 2009, the Compensation Committee awarded each of the Company’s then-current NEOs a base salary merit increase of approximately 5% of their respective 2008 annual base salary, other than the Company’s Senior Vice President and General Counsel who received an approximately 4% base salary merit increase, in each case effective as of January 1, 2009. Effective upon Mr. Hull’s appointment as the Company’s CEO on May 18, 2009, Mr. Hull’s annual base salary was increased from $515,400 to $635,000 pursuant to the terms of his amended and restated employment agreement. In February 2010, the Compensation Committee awarded Mr. Hull a base salary merit increase of approximately 7% of his 2009 annual base salary, to an annual salary of $680,000, effective January 1, 2010, and awarded base salary merit increases to each of the Company’s other NEOs of between 2.5% and 5.0%. These 2010 merit base salary increases were provided to the Company’s NEOs based on the assessment of each NEO’s individual performance during 2009 and/or as a result of direct comparisons to each NEOs peer group data.

Annual Cash Bonus Awards

2009 Named Executive Officer Annual Cash Bonus Awards

Cash bonuses awarded to executive officers for the 2009 performance period were determined under the terms of the Company’s annual bonus plans. Cash bonuses are not guaranteed and, depending on the particular NEO, are either entirely or predominantly dependent upon the achievement of the Company’s identified corporate performance goals. Bonus awards for all NEOs other than Mr. Hull and Dr. Kacian were also in part based upon an assessment of individual performance. The Company’s annual cash bonus plans are designed to reward NEOs for their contribution to the Company’s achievement of corporate performance goals and reflect the executive officer’s overall job performance.

In February 2009, the Compensation Committee determined that bonus awards for the 2009 performance period for the Company’s CEO, President and Chief Operating Officer, and Executive Vice President and Chief Scientist would be made pursuant to the Gen-Probe Incorporated 2007 Executive Bonus Plan (the “Executive Plan”). The Compensation Committee also determined that the 2009 target bonus amounts for these officers would equal the following percentage of their respective annual base salaries as of December 31, 2009: CEO (75%); President and Chief Operating Officer (60%); and Executive Vice President and Chief Scientist (40%). The Compensation Committee believed these target bonus amounts represented the appropriate mix of base salary and cash incentive compensation for each NEO based on his position within the Company. The Compensation Committee determined that these executive officers should participate in the Executive Plan for the 2009 performance period as a result of their specific responsibilities within the Company and certain related tax considerations. Effective as of his appointment as CEO of the Company on May 18, 2009, Mr. Hull’s annual target bonus under the Executive Plan increased to 75% of his annual base salary pursuant to the terms of the Executive Plan and Mr. Hull’s amended and restated employment agreement.

As a result of his retirement on May 17, 2009, Mr. Nordhoff was not eligible to participate in the Executive Plan for the 2009 performance period under the terms of the Executive Plan. On March 10, 2010, the Compensation Committee of the Board of Directors voted unanimously to award Mr. Nordhoff a discretionary bonus of $150,000 for his service as the Company’s CEO from January 1, 2009 to May 17, 2009 and in appreciation of his many years of service to the Company.

Fiscal 2009 bonus awards for NEOs other than Mr. Hull and Dr. Kacian were made under the 2009 Gen-Probe Employee Bonus Plan (the “2009 Plan,” and together with the Executive Plan, the “Bonus Plans”). Under the 2009 Plan, the target bonus amount for each participating NEO was 35% of such individual’s annual base salary. In February 2009, the Compensation Committee increased target bonus amounts from a historical level of 25% of annual base salary to 35% of annual base salary for NEOs participating in the 2009 Plan. The Compensation Committee determined that this increase in NEO target bonus amounts was appropriate in order to better align targeted total cash compensation with the Company’s identified peer group based on the comparisons described above, and ensure that any resulting increase in total annual cash compensation paid to NEOs would be based predominantly on corporate performance.

In addition to the target bonus amounts described above, the following two factors were used to determine bonuses payable under the Bonus Plans for the 2009 performance period: the Company Performance Factor (“CPF”); and the Individual and Team Performance Factor (“ITPF”). Bonus awards paid to Mr. Hull and Dr. Kacian under the Executive Plan were determined solely by the CPF, which was based on the Company’s achievement of its 2009 corporate performance goals described below. Bonus awards under the 2009 Plan were determined using the CPF and an ITPF assigned to each participating NEO, which was based on the assessment of that NEO’s individual performance during 2009.

For the 2009 performance period, the Compensation Committee adjusted the historical formula used for determining bonuses under the 2009 Plan to preserve the strong link between overall corporate performance and bonus awards payable under the 2009 Plan to participating NEOs, while at the same time reducing the maximum bonus payable under the 2009 Plan from a historical level of 187.5% of an individual’s target bonus to 150% of such individual’s target bonus. This change in the 2009 Plan bonus formula was made as part of the Company’s continued cost-containment measures and in an effort to maintain internal pay equity among executive officers by aligning the maximum percentage bonus payable under the 2009 Plan with the maximum percentage bonus payable under the Executive Plan, which in each case was equal to 150% of an individual’s target bonus. Bonuses paid for the 2009 performance period were calculated under the Bonus Plans in accordance with the formulas set forth below (together, the “Bonus Formulas”):

Executive Plan	2009 Plan

Bonus = (Base Pay x Target% x CPF)	Bonus = X + Y
X = (Base Pay x Target% x CPF x 70%)
Y = (Base Pay x Target% x ITPF x 30%)

In February 2009, the Compensation Committee established four corporate goals for the 2009 calendar year performance period (collectively, the “2009 Performance Goals”), which collectively comprised the CPF and included both financial and operational performance measures. The Compensation Committee incorporated operational performance measures into the CPF for the 2009 performance period in addition to annual financial performance measures in an ongoing effort to achieve a more focused alignment between executive compensation and both near-term and long-term corporate performance. In order to achieve these objectives, the following 2009 Performance Goals were established: (1) the attainment of an adjusted earnings per share goal of $1.93 (the “EPS Goal”); (2) the attainment of an adjusted revenue goal of $470.2 million (the “Revenue Goal,” and together with the EPS Goal, the “Financial Performance Goals”); (3) the accelerated development of the Company’s next-generation PANTHER instrument system in accordance with a specified development timeline (the “Instrumentation Goal”); and (4) the strategic acquisition of new companies, products and technologies (the “Acquisition Goal,” and together with the Instrumentation Goal, the “Operational Performance Goals”). Each of the Financial Performance Goals comprised 30% of the CPF and each of the Operational Performance Goals comprised 20% of the CPF. Bonuses payable under the Executive Plan are generally intended to satisfy the performance-based compensation requirements under Section 162(m) of the Code. However, that portion of the bonus paid to the Company’s NEOs participating in the Executive Plan in respect of the Operational Performance Targets was not intended to constitute qualified performance-based compensation for purposes of Section 162(m) of the Code.

The EPS Goal and the Revenue Goal were based on the Company’s 2009 fully diluted earnings per share and revenues, respectively, in each case subject to certain pre-determined adjustments designed to eliminate the effects of certain extraordinary, unusual or infrequently occurring events, as well as acquisition and divestiture-related adjustments. The Compensation Committee believed that the Financial Performance Goals should be evaluated in light of the facts, assumptions, and expectations upon which these goals were originally based, and thus the evaluation of the Company’s 2009 financial performance for purposes of the Bonus Plans should not benefit from, or be negatively affected by, specified transactions and events occurring during the year that would be unique, within management’s control, and intended for the long-term benefit of the business. For example, the Compensation Committee concluded that the evaluation of the EPS Goal and the Revenue Goal should not include revenues and earnings attributable to an acquisition made during the year and, similarly, the cost of such an acquisition should be excluded from the evaluation of the EPS Goal. In addition, the Compensation Committee believed that the successful completion of one or more acquisitions would be separately evaluated under the Acquisition Goal. As a result, the calculation of the Company’s 2009 Financial Performance Goals eliminated the impacts of the Company’s acquisitions of Tepnel Life Sciences plc (“Tepnel”) in April 2009 and Prodesse, Inc. (“Prodesse”) in October 2009, as well as the Company’s spin-off of its industrial testing assets to Roka Bioscience, Inc. in September 2009.

The Compensation Committee made the determination to incorporate the Operational Performance Goals into the CPF for the 2009 performance period in order to create incentives for management to achieve certain strategic and/or operational goals designed to translate into longer-term financial performance. In consultation with the Company’s CEO, the Compensation Committee determined that the Operational Performance Goals were the Company’s two most significant strategic and operational initiatives for 2009 with intended direct impacts on future financial performance. As a result, the Compensation Committee believed these goals were appropriate to include in the Bonus Formulas used to determine executive officer cash bonus awards. In addition, the Compensation Committee believed that each Operational Performance Goal was equally important to the Company’s future financial success, and that in the aggregate the Operational Performance Goals should comprise a significant portion of the CPF (40%), but should not comprise a greater portion of the CPF than the Financial Performance Goals (60%).

For the 2009 performance period, the Compensation Committee established threshold, target and “stretch” levels of performance for each of the 2009 Performance Goals. Based on actual achievement, a CPF value of between 0% and 150% could be awarded for each 2009 Performance Goal. Any achievement of less than or equal to the specified threshold performance level for any particular 2009 Performance Goal would result in a 0% CPF value for that goal. The precise achievement of the target performance level for a 2009 Performance Goal would result in a CPF value of 100% for that goal. Any achievement of equal to or greater than the specified “stretch” performance level for any particular 2009 Performance Goal would result in a 150% CPF value for that goal. Any achievement of between the designated threshold performance level and the target performance level for a particular goal, and achievement between the designated target performance level and the applicable “stretch” performance level for a particular goal, would result in a pro-rated CPF value between 0% and 100%, or between 100% and 150%, as applicable.

The threshold, target and stretch performance levels for each of the 2009 Performance Goals were as follows:

2009 Performance Goal	Threshold Performance	Target Performance	Stretch Performance

Revenue Goal	≥ 80% of Target Performance	$470.2 million	≥ 120% of Target Performance
EPS Goal	≥ 90% of Target Performance	$1.93	≥ 120% of Target Performance
Instrumentation Goal	Milestone Completion by 12/31/2009	Milestone Completion by 9/30/2009	Milestone Completion by 7/15/2009
Acquisition Goal	Completion by 8/31/09	Completion by 6/30/09	Completion by 4/1/09

For 2009, the Company had total revenues of $498.3 million and fully diluted EPS of $1.79. After making the adjustments noted above to eliminate the effects of the Company’s acquisitions of Tepnel and Prodesse, as well as the spin-off of the Company’s industrial testing assets, the Company achieved 2009 adjusted revenue of approximately $455.4 million and adjusted fully diluted EPS of approximately $1.88 under the terms of the Bonus Plans. As a result, the Compensation Committee awarded a CPF of 84.3% for the Revenue Goal and a CPF of 75.0% for the EPS Goal.

In addition, the Compensation Committee determined that the Company achieved a 100.0% CPF value for the Instrumentation Goal and a 150.0% CPF value for the Acquisition Goal. In making the foregoing CPF assessments for the Operational Performance Goals, the Compensation Committee noted the Company’s successful achievement of all designated Instrumentation Goal milestones, each of which was completed in accordance with the timeline established for the development program at the beginning of 2009. In addition, the Compensation Committee noted the Company’s successful acquisition of Tepnel on April 8, 2009, as well as the Company’s acquisition of Prodesse in October 2009.

Therefore, a combined CPF of 97.8% was awarded under the Bonus Plans for the fiscal 2009 performance period, as illustrated by the following:

2009 Performance Goal	Goal CPF Value Awarded	Overall Goal Weight	Contribution to Total CPF

Revenue Goal	84.3%	30.0%	25.3%
EPS Goal	75.0%	30.0%	22.5%
Instrumentation Goal	100.0%	20.0%	20.0%
Acquisition Goal	150.0%	20.0%	30.0%
Total CPF		100.0%	97.8%

Also in the first quarter of 2009, each NEO participating in the 2009 Plan, with the review, input and approval of our CEO, established between six to ten individual performance goals that formed the basis upon which their respective ITPF value would be determined. These goals were designed to reflect each executive’s area of responsibility within the Company and, to the extent possible, were generally structured to include an objectively measurable component (i.e., a numeric or other criteria capable of independent measurement or satisfaction). Each goal was then assigned a specific percentage of that officer’s overall ITPF value, with all goals totaling 100%. In 2009, no individual performance goal accounted for greater than 25% of any NEO’s total ITPF value. Set forth below are general descriptions of certain primary individual goals for each 2009 Plan NEO participant:

Named Executive Officer	Goal Description

Herm Rosenman Senior Vice President, Finance and Chief Financial Officer	•	Achieve total revenue and net income in accordance with 2009 operating plan
	•	Successful completion of a revised blood screening collaboration agreement

Eric Lai, Ph.D. Senior Vice President, Research and Development	•	Maintain 2009 research and development expenditures within an identified budget
	•	Achieve accelerated development of the PANTHER instrument system per the Instrumentation Goal

Eric Tardif Senior Vice President, Corporate Strategy	•	Achieve the strategic acquisition of new companies, products and technologies per the Acquisition Goal
	•	Develop a comprehensive corporate strategy for the Company

As part of the Company’s annual employee performance appraisal process, in February 2010 our President and CEO provided to the Compensation Committee his assessment of the individual performance of each NEO set forth above against their respective 2009 ITPF goals. Each NEO was eligible to receive an ITPF value of between 0% and 150% under the 2009 Plan. After performing an assessment of fiscal 2009 individual NEO performance and taking into consideration the recommendations of our President and CEO, the Compensation Committee assigned NEOs participating in the 2009 Plan with ITPF values of between 80% and 130%. Actual bonus awards paid to our NEOs in the first quarter of 2010 for fiscal 2009 performance in accordance with the Bonus Formulas are set forth below in the “Summary Compensation Table.”

2010 Named Executive Officer Annual Cash Bonus Awards

On February 10, 2010, the Compensation Committee determined that our President and CEO (Mr. Hull) and Executive Vice President and Chief Scientist (Dr. Kacian) would participate in the Executive Plan for the 2010 performance period. In addition, the Compensation Committee established target bonus amounts for Mr. Hull and Dr. Kacian equal to 75% and 40%, respectively, of each individual’s annual base salary as of December 31, 2010. In addition, the Compensation Committee established performance goals under the Executive Plan for the 2010 performance period (collectively, the “2010 Performance Goals”), which are based on (a) the attainment of specific performance levels related to the Company’s 2010 revenues, earnings per share and operating cash flow (collectively, the “2010 Financial Performance Goals”) and (b) the timely achievement of specific milestones related to the Company’s PANTHER instrument system, APTIMA HPV assay and strategic growth initiatives (collectively, the “2010 Operational Performance Goals”).

Under the terms of the Executive Plan, Mr. Hull and Dr. Kacian will be eligible to receive a bonus for the 2010 performance period equal to (a) their target bonus amount, multiplied by (b) the CPF, which for 2010 is a percentage between 0% and 150% that is applied to each participant’s target bonus amount and is based on the achievement of the 2010 Performance Goals. Each of the 2010 Performance Goals comprises between 10% and 25% of the overall CPF, and a 2010 CPF value of between 0% and 150% may be awarded for each 2010 Performance Goal. If actual achievement is less than or equal to a specified threshold performance level for any 2010 Performance Goal, a CPF value of 0% will be awarded for that 2010 Performance Goal. The precise achievement of the designated target performance level for any particular 2010 Performance Goal will result in a CPF value of 100% for that goal. The achievement of equal to or greater than a designated “stretch” performance level for any particular 2010 Performance Goal will result in a CPF value of 150% for that goal. Performance achievement at levels between the threshold performance level and target performance level, and between the target performance level and the stretch performance level, will result in a pro-rated CPF value for that particular goal between 0% and 100%, or between 100% and 150%, as applicable.

On February 10, 2010, the Compensation Committee also adopted the Gen-Probe Employee Bonus Plan (the “Employee Bonus Plan”), which provides for the payment to eligible employees, including our NEOs other than Mr. Hull and Dr. Kacian, of cash incentive compensation for the 2010 performance period. The Employee Bonus Plan was adopted by the Compensation Committee as part of its regular review of the Company’s annual bonus programs.

Each participant in the Employee Bonus Plan is assigned, according to employee position, a target cash bonus amount expressed as a percentage of his or her annual base salary. For each of our eligible NEOs, the target bonus amount under the Employee Bonus Plan for the 2010 performance period is 35% of such individual’s annual base salary as of December 31, 2010.

Bonuses are calculated under the Employee Bonus Plan based on the following two factors:

•	Company Performance Factor (CPF). The CPF value for all Company employees eligible to receive a bonus under the Employee Bonus Plan (including NEOs other than Mr. Hull and Dr. Kacian) will be the same overall CPF value awarded under the Executive Plan. The CPF value will be applied to a portion of each participant’s target bonus.

•	Individual and Team Performance Factor (ITPF). The ITPF is a percentage between 0% and 150% that is applied to a portion of each participant’s target bonus. Each participant will be assigned an ITPF percentage based on the assessment of his or her overall performance, including performance on functional teams at the Company.

Based on this bonus calculation, a participant may receive between 0% and 150% of his or her target bonus amount under the Employee Bonus Plan for the 2010 performance period.

Equity Awards

Each executive officer is eligible to receive an annual equity compensation award. The Company believes, based on its performance-based approach to compensation, that equity ownership in the Company is important to tie the ultimate level of compensation to the performance of the Company’s stock and stockholder gains while creating an incentive for sustained growth. The Company believes that this is especially true in the case of executive officers. In 2006, the Company introduced a stock ownership policy for executive officers. Under the policy, executive officers are expected, within five years of the later of September 28, 2006 or an executive’s appointment, to acquire and hold Company stock equal in value to at least three times base salary in the case of our CEO, two times base salary in the case of our executive and senior vice presidents, and one times base salary in the case of vice presidents. The Compensation Committee believes that this ownership policy will further align executive and stockholder interests and thereby promote the objective of increasing stockholder value.

The Compensation Committee generally does not consider the number of equity awards held by NEOs when making equity grants as it believes that awards should be given based on successful job performance and should not be discounted on account of accumulated equity value. Further, the Compensation Committee believes that competitors who may try to hire the Company’s executive officers would not give full credit for existing equity ownership in the Company, and, to remain competitive, similarly do not credit old awards when approving new grants.

Based in part on data presented to the Compensation Committee by Compensia over the years, the Compensation Committee has generally sought to structure the Company’s NEO compensation arrangements to provide for equity incentive compensation around the 75th percentile of the Company’s identified peer group. However, other factors, including the number of shares available for issuance under the Company’s equity incentive plans, corporate and individual performance, or the timing of award grants may alter the value of the annual awards granted on a Company-wide or individual basis in a particular year.

The Company has typically granted annual equity awards to our executive officers (including NEOs) other than our CEO consisting of stock options and restricted stock awards. In recent years, the Company has granted stock options and deferred issuance restricted stock awards to the Company’s CEO. The terms of the deferred issuance restricted stock awards granted to the Company’s CEO have been substantially equivalent to the terms of the restricted stock awards granted to other NEOs, except that: (a) the shares underlying deferred issuance restricted stock awards are not issued by the Company until the earlier of the date on which all shares underlying such award become fully vested or the date on which the recipient is neither employed by, nor a director of, the Company; and (b) shares of restricted stock vest over a four-year period with 25% of the shares subject to the award vesting on each anniversary of the grant date, while deferred issuance restricted stock awards vest over a four-year period, with 25% of the shares subject to the award vesting on the first anniversary of the grant date and the remainder of the shares subject to the award vesting 1/48 each month thereafter until fully vested and subsequently issued. The Company has historically provided these awards to our CEO in an effort to provide certain deferred tax treatment to our CEO related to such awards, and to develop equity awards for our CEO with the strongest possible retention value. Throughout this proxy statement, general references to restricted stock include both restricted stock and deferred issuance restricted stock awards.

Allocation of equity awards between options and restricted stock awards has been generally based on an analysis of market practice among peer group companies, existing compensation guidelines established by the Compensation Committee, availability of equity awards under the Company’s equity compensation plans and individual performance. Guidelines for the number of stock options and restricted stock awards granted to each executive officer were determined using a procedure approved by the Compensation Committee based upon the executive officer’s rank, performance and the value of the award at the time of grant. In addition, the Compensation Committee considered peer group data presented in Compensia’s reports in making such awards, as well as other factors. As a result, additional grants other than our customary annual award may be made following a significant change in job responsibility or in recognition of a significant achievement.

In May 2008, based in part on recommendations made by Compensia to the Compensation Committee, the Compensation Committee determined that future broad-based equity incentive grants would generally be limited to certain personnel ranks, stock option grants would be reduced by 25% from historical levels for all employees receiving such grants, and restricted stock grant levels would generally remain unchanged compared to historical levels. The Compensation Committee determined that these actions were appropriate in light of the limited number of awards then available for issuance under the terms of the 2003 Plan. In May 2009, the Company’s stockholders approved an amendment to the 2003 Plan to increase the number of shares authorized for issuance under the 2003 Plan from 8,000,000 to 10,500,000 shares.

During 2009, the Compensation Committee determined that, commencing in 2010, grants of equity incentive awards to Company officers and other senior Company employees would generally be comprised of stock options, representing approximately 75% of the value of the aggregate applicable award, and performance shares, representing approximately 25% of the value of the aggregate applicable award. The Compensation Committee determined that, beginning in 2010, stock awards to be granted to Company officers and other senior Company employees under the 2003 Plan would incorporate performance-based vesting provisions in addition to the time-based vesting provisions incorporated in prior restricted stock awards. The Compensation Committee made these determinations with reference to data presented to the Compensation Committee by Compensia, which included an analysis of various long-term equity incentive alternatives and their respective advantages and disadvantages for fostering the Company’s long-term growth, executive retention and performance goal achievement. The Compensation Committee believes this general mix of equity awards further increases the alignment between NEO equity compensation, achievement of the Company’s long-term growth and financial objectives and, ultimately, stockholder returns.

In the event of a change in control of the Company, each of the Company’s equity incentive plans provides that all outstanding stock options, performance shares and restricted stock will automatically become fully vested, exercisable or payable, as applicable. The Company believes that this provision effectively rewards its employees, substantially all of whom receive equity compensation, in the event the Company is acquired and encourages our executive officers to seek out and support transactions that are in the best interests of the Company and its stockholders, even though they may personally experience potential employment and other economic risks from the transactions.

Equity Awards Granted to Named Executive Officers During 2009

In connection with Mr. Hull’s appointment as CEO, the Compensation Committee granted to Mr. Hull options to purchase 55,000 shares of the Company’s common stock and 20,000 shares of deferred issuance restricted stock, effective as of May 18, 2009. Pursuant to the applicable deferred issuance restricted stock award agreement, and subject to vesting in accordance with their terms, the deferred issuance restricted stock will be issued to Mr. Hull on the earlier of the date on which the shares underlying such award become fully vested or the date on which Mr. Hull is neither employed by, nor a director of, the Company. All deferred issuance restricted stock awards will further be issued in a manner that complies with Section 409A of the Code, which may include deferring the issuance of such shares for six months after the date on which Mr. Hull is neither employed by, nor a director of, the Company. Mr. Hull’s stock options and deferred issuance restricted stock are governed by the 2003 Plan. In making the determination to grant Mr. Hull these equity awards upon his appointment as CEO, the Compensation Committee considered data and recommendations presented by Compensia, which reflected the competitive nature of compensation paid to chief executive officers within the Company’s peer group. The Compensation Committee believes that these equity awards granted to Mr. Hull were appropriate to further align Mr. Hull’s long-term interests with the continued success of the Company. In addition, the Compensation Committee believes these awards were important in motivating and retaining Mr. Hull as a highly valued chief executive officer following Mr. Nordhoff’s retirement as CEO of the Company in May 2009.

On March 2, 2009, Dr. Lai and Mr. Tardif were granted options to purchase 25,000 and 15,000 shares of Company common stock, respectively, in each case in connection with their commencement of employment by the Company. The foregoing option grants were made as part of the arms length negotiations between each individual and the Company, and were granted in amounts consistent with the Company’s existing initial equity award guidelines for executive officers. In addition, the Company believes these equity awards were appropriate to align Dr. Lai’s and Mr. Tardif’s long-term interests with the continued success of the Company.

In July 2009, the Compensation Committee granted equity incentive awards to NEOs and employees other than Mr. Hull, effective as of August 17, 2009, in pro-rated, reduced amounts compared to prior years. This pro-rated reduction in the number of equity awards granted to all employees (including NEOs) in August 2009 was in part due to the Compensation Committee’s desire to alter the mix of equity awards in favor of a greater number of stock options and implement predominantly performance-based vesting for stock awards by a grant to be made in early 2010, within six months of the August 2009 grant. In general, the Company grants equity awards on an annual basis to executive officers (including NEOs) to reward management performance and to promote the long-term retention of the Company’s highly valued executive officers. For additional information regarding the actual equity awards granted to NEOs during the 2009 fiscal year, see the “Grants of Plan-Based Awards in Fiscal 2009” table below.

All stock options and restricted stock awards granted to Company employees (including NEOs) in 2009 were made under the terms of the 2003 Plan. Stock options granted under the 2003 Plan have a four-year vesting schedule in order to provide an incentive for continued employment. All stock options granted after May 17, 2006, when the Company’s stockholders approved an amendment to the 2003 Plan, expire seven years from the grant date. This provides a reasonable time frame in which to align the executive officer with any price appreciation of the Company’s shares, while managing overhang more effectively as compared to a more typical ten-year option term, which the Company used prior to the May 2006 amendment. Effective November 16, 2006, the exercise price of options granted under the Company’s equity incentive plans, including the 2003 Plan, is equal to the closing price of the Company’s common stock on the grant date. Prior to this date, the Company’s equity incentive plans, including the 2003 Plan, provided that the exercise price of options would be equal to the closing price of the Company’s common stock on the date prior to the grant date. All restricted stock awards granted in 2009 to executive officers (including NEOs) other than our CEO have a four-year vesting schedule, with 25% of the shares vesting on each anniversary of the grant date. The Company does not have a policy of granting equity-based awards at other than the fair market value on the grant date. The exercise price for stock option grants and similar awards is equal to the last quoted price per share of the Company’s common stock on the Nasdaq Global Select Market on the grant date.

Equity Awards Granted to Named Executive Officers During 2010

Consistent with the Compensation Committee’s intention to incorporate predominantly performance-based vesting provisions into future grants of restricted stock, on February 10, 2010, the Compensation Committee awarded each of the Company’s executive officers (including NEOs) the right to acquire a specified number of shares of Company common stock (the “Performance Shares”) based on the achievement of specific performance levels related to the Company’s 2010 revenues, earnings per share and return on invested capital (collectively, the “Performance Share Criteria”). The Performance Share awards were granted under the 2003 Plan and are intended to qualify as performance-based compensation under Section 162(m).

Pursuant to the terms of the applicable Performance Share award agreement, our NEOs may receive between zero Performance Shares and the “maximum” number of Performance Shares set forth below opposite each individual’s name based on actual performance. If the Company fails to achieve an identified threshold level of performance for any of the Performance Share Criteria, no Performance Shares will be awarded for that Performance Share Criteria. Set forth below are the number of Performance Shares that may be issued to each of the Company’s NEOs based on the achievement of: (i) a designated threshold performance level for each of the Performance Share Criteria (“Threshold”); (ii) a designated target performance level for each of the Performance Share Criteria (“Target”); and (iii) a designated maximum performance level for each of the Performance Share Criteria (“Maximum”):

Named Executive Officer	Threshold	Target	Maximum

Carl W. Hull	5,650	11,300	16,950
Daniel L. Kacian, Ph.D., M.D.	1,750	3,500	5,250
Herm Rosenman	1,500	3,000	4,500
Eric Lai, Ph.D.	1,500	3,000	4,500
Eric Tardif	1,375	2,750	4,125

In the first quarter of 2011, the Compensation Committee will determine the number of Performance Shares, if any, that will be issued to each of the Company’s NEOs based on actual performance. Performance Shares that are issued to the Company’s NEOs in the first quarter of 2011 pursuant to the terms of the applicable Performance Share award agreements will vest one-third on the date of issuance, one-third on the first anniversary of the date of issuance and one-third on the second anniversary of the date of issuance, so long as the NEO is employed by the Company on each such date.

Deferred Compensation Plan

The Company maintains a Deferred Compensation Plan (the “DCP”) that allows certain highly compensated management, including NEOs, key employees and directors of the Company, to defer up to 80% of annual base salary (or director fees) and annual bonus compensation. In 2009, Mr. Hull was the only NEO to participate in the DCP.

Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by a committee appointed by our Board of Directors to administer the DCP. The DCP also allows for discretionary contributions to be made by the Company. Participants may receive distributions upon (i) a pre-set date or schedule that is elected during an appropriate election period, (ii) the occurrence of unforeseeable financial emergencies, (iii) termination of employment (including retirement), (iv) death, (v) disability, or (vi) a change in control of the Company as defined in the DCP. Certain participants must wait six months following termination of employment to receive distributions. Amounts deferred under the DCP after 2004 are subject to Section 409A of the Code, and the DCP was amended in 2008 to satisfy the documentary compliance requirements of Section 409A.

The Company may terminate the DCP at any time with respect to participants providing services to the Company. Upon termination of the DCP, participants will be paid out in accordance with their prior distribution elections and otherwise in accordance with the DCP. Upon and for twelve months following a change in control, the

Company has the right to terminate the DCP and, notwithstanding any elections made by participants, to pay out all benefits in a lump sum, subject to the provisions of the Code.

Post-Termination Benefits

Post-termination benefits for executive officers are established pursuant to the terms of individual employment agreements. As further described under “Potential Payments Upon Termination or Change-in-Control,” each NEO is entitled to certain cash consideration and other benefits in the event the NEO is terminated other than for “cause,” if the NEO terminates employment for “good reason” or if the NEO is terminated in connection with a change in control, in each case with such payments and benefits conditioned upon the execution by the NEO of a general release of all claims. As described above under the heading “Equity Awards,” the Company’s equity incentive plans provide for full acceleration of vesting of equity awards held by all persons (including NEOs) upon a change in control of the Company. The employment agreements with each NEO that provide for additional severance benefits for terminations related to a change in control each reflect a “double trigger” change in control policy. The single trigger acceleration of vesting under the Company’s equity incentive plans provides an incentive for all employees, including NEOs, to support transactions which are in the best interests of stockholders, and the Compensation Committee believes that the policy of providing enhanced severance to executive officers upon a “double trigger” best aligns the interests of stockholders and management since it keeps the decision of paying severance costs with the acquiring company, not with current management. As a result, in the event an acquiring company desires to employ some or all of management following an acquisition, the consideration that otherwise would be allocated solely to management under a “single trigger” policy (other than the acceleration of vesting of equity awards) can instead be shared by all stockholders.

The Compensation Committee intends that this “double trigger” severance change in control policy will provide fair and equitable compensation to executive officers in the event of a termination in connection with a change in control. By providing for reasonable severance for our executive officers in the event of an employment termination upon a change in control, the Compensation Committee intends to provide each executive officer (including our NEOs) with compensation that is sufficient to mitigate the risk of employment loss and encourage each executive to assist in undertaking the transaction. The amount of the severance is balanced against the Company’s need to be responsible to its stockholders, and also takes into account the potential negative impact such severance payments may have on the acquiring party in a change in control transaction.

No individual employment or other agreement between the Company and any executive officer contains a tax “gross-up” provision with respect to taxes that may be incurred under Section 280G of the Code in connection with a change in control of the Company.

The various levels of post-termination benefits for each executive officer were determined by the Compensation Committee to be appropriate for the individual based on such person’s duties and responsibilities with the Company and were the result of arms-length negotiations. The Company also determined the different levels to be appropriate and reasonable when generally compared to post-termination benefits provided by the Company’s peers to executive officers with the same title and similar levels of responsibility. The Company also believes that these benefits take into account the expected length of time and difficulty the individual may experience in trying to secure new employment.

Other Benefits

The Company provides its executive officers with the following benefits that are also available to all of its full-time employees:

Employee Stock Purchase Plan.  The Company maintains a tax-qualified ESPP that allows all participants to acquire Company common stock at a discount price. This plan has a six-month look-back and allows participants to buy Company stock at a 15% discount to the lower of the market price on the first or last day of the applicable six-month offering period with up to 15% of his or her base salary or a maximum of $21,250 annually. The Company offers the ESPP to allow employees to profit when the value of Company stock increases over time. Because of the tax advantages associated with holding stock purchased through the ESPP, the Company also believes the ESPP aligns participants’ interests with stockholders. During 2009, Mr. Hull, Mr. Rosenman and Dr. Kacian purchased shares under the ESPP.

401(k) Plan.  The Company offers to all eligible full-time employees the opportunity to participate in a 401(k) Plan. The 401(k) Plan permits eligible employees of the Company to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. In order to incentivize prudent retirement savings and supplement retirement income, the Company matches up to 50% of the first 6% of an employee’s contributions, subject to a four-year vesting schedule. Mr. Nordhoff, Mr. Hull, Mr. Rosenman, Dr. Kacian and Dr. Lai participated in the 401(k) Plan in 2009 and received matching contributions from the Company in the amounts set forth in footnote 6 to the “Summary Compensation Table” below.

Health and Welfare Benefits.  The Company’s healthcare, life and disability insurance, and other welfare and employee-benefit programs are the same for all eligible full-time employees, including executive officers. Because of the importance placed by the Company on the health and welfare of its employees, the Company subsidized all but a nominal amount of the cost of healthcare benefits for all employees and their eligible dependents in 2009.

In addition to the foregoing, the Company provides the following benefits to Mr. Hull pursuant to his employment agreement: a term life insurance policy providing for payment of $1,000,000 to his designated beneficiaries upon his death; a long term disability insurance policy providing for payment at a rate of not less than $200,000 per annum; and accidental death and disability insurance for a benefit of $400,000 (airplane) and $200,000 (automobile or walking) should Mr. Hull suffer accidental death or disability during the term of his employment agreement. Please see “Employment Agreements with Named Executive Officers” below for additional information regarding the benefits provided to Mr. Hull pursuant to his employment agreement.

Risk Considerations

The Compensation Committee considers, in establishing and reviewing the Company’s overall executive compensation program, whether the program encourages taking unnecessary or excessive risks. During the first quarter of 2010, management, with the input of the Company’s human resources and legal departments, reviewed the Company’s compensation practices and policies to identify whether they believed these practices and policies created excessive or unnecessary risks. Their findings were presented to the Compensation Committee and the Board of Directors for consideration. After consideration of the information presented, the Compensation Committee and the Board concluded that the Company’s overall executive compensation program does not encourage unnecessary or excessive risk taking.

In reaching this conclusion, the Compensation Committee and the Board considered both the cash and equity components of compensation. With respect to cash compensation, the Compensation Committee noted that base salaries are fixed in amount and thus do not encourage risk taking. Separately, while performance-based cash bonus awards under the Bonus Plans focus on achievement of annual goals, and annual goals may encourage a focus on shorter-term performance, the Bonus Plans do not represent a majority of any individual’s total compensation opportunities. In addition, commencing in 2009, the Compensation Committee included the Operational Performance Goals into the CPF for the 2009 performance period in order to create incentives for employees to achieve certain annual strategic and operational goals designed to translate into longer-term financial performance. The Compensation Committee believes that the Bonus Plans appropriately balance risk and the desire to focus employees on specific annual goals important to the Company’s near-term and longer-term future financial success, and that the Bonus Plans do not encourage unnecessary or excessive risk taking.

A significant portion of the compensation provided to executive officers and other senior employees of the Company is in the form of long-term equity incentive awards that are important to help further align the interests of the recipient with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price. Furthermore, these equity awards are staggered and subject to long-term vesting schedules to help ensure that recipients have significant value tied to long-term Company stock price performance.

Tax Considerations

Section 162(m) of the Code limits the Company’s tax deductibility of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our Board of Directors that establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors.

The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, can also affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that the award is consistent with its philosophy and is in our and our stockholders’ best interests, such as time vested grants of restricted stock or grants of incentive stock options.

Our Executive Plan and the 2003 Plan have been designed and implemented with the intent to allow us to pay performance-based compensation under Section 162(m) of the Code.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2007, 2008 and 2009, compensation awarded to or paid to, or earned by, our NEOs, consisting of our current President and CEO, former CEO, Chief Financial Officer, and our three other most highly compensated executive officers in fiscal 2009.

Summary Compensation Table

				Restricted		Non-Equity	All
				Stock	Option	Incentive Plan	Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Positions	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Carl W. Hull*	2009	586,700	—	874,400	743,677	465,773	18,040	2,688,590
President and	2008	482,293	—	601,500	709,868	441,788	7,590	2,243,039
Chief Executive Officer	2007	375,961	—	778,300	2,083,557	280,500	301,911	3,820,229

Henry L. Nordhoff**	2009	611,507	150,000	—	100,298	—	254,413	1,116,218
Chairman of the Board and	2008	710,000	—	1,203,000	1,419,735	798,750	49,102	4,180,587
Former Chief Executive Officer	2007	677,389	—	1,216,400	2,239,790	668,250	46,844	4,848,673

Herm Rosenman	2009	361,150	—	57,765	159,086	124,456	9,330	711,787
Senior Vice President, Finance	2008	343,938	—	401,020	283,947	128,977	9,130	1,167,012
and Chief Financial Officer	2007	330,308	—	425,740	447,958	109,134	21,117	1,334,257

Daniel L. Kacian, Ph.D., M.D.	2009	424,200	—	71,244	199,470	165,947	9,330	870,191
Executive Vice President and	2008	404,019	—	501,230	354,934	159,082	8,880	1,428,145
Chief Scientist	2007	384,169	—	608,200	559,948	146,024	8,730	1,707,071

Eric Lai, Ph.D.	2009	318,462	25,000	28,883	387,306	106,795	57,069	923,515
Senior Vice President,	2008	—	—	—	—	—	—	—
Research and Development	2007	—	—	—	—	—	—	—

Eric Tardif	2009	259,135	—	40,436	296,018	103,430	73,400	772,419
Senior Vice President,	2008	—	—	—	—	—	—	—
Corporate Strategy	2007	—	—	—	—	—	—	—

*	Mr. Hull was appointed as the Company’s Chief Executive Officer effective May 18, 2009 at an annual base salary of $635,000. Prior to May 18, 2009, Mr. Hull was employed as the Company’s President and Chief Operating Officer, with a 2009 base salary of $515,400. On February 10, 2010, the Compensation Committee increased Mr. Hull’s annual base salary to $680,000, effective January 1, 2010.

**	Mr. Nordhoff retired as the Company’s Chief Executive Officer effective May 17, 2009.

(1)	For Mr. Nordhoff, in 2009 the “Salary” column includes $301,067 in salary earned by Mr. Nordhoff in his capacity as the Company’s CEO prior to his retirement from that position on May 17, 2009, and $310,440 in fees paid to Mr. Nordhoff in his capacity as Chairman of the Board following his retirement as the Company’s CEO. For more information regarding amounts payable to Mr. Nordhoff in his capacity as Chairman of the Board, see the “Director Compensation” section below.

(2)	As a result of his retirement on May 17, 2009, Mr. Nordhoff was not eligible to participate in the Bonus Plans for the 2009 performance period under the terms of the Bonus Plans. On March 10, 2010, the Compensation Committee of the Board of Directors voted unanimously to award Mr. Nordhoff a discretionary bonus of $150,000 for his service as the Company’s CEO from January 1, 2009 to May 17, 2009 and in appreciation of his many years of service to the Company. The amount reported for Dr. Lai represents a one-time sign-on bonus paid to Dr. Lai in connection with his initial employment by the Company in February 2009.

(3)	The amounts included in the “Restricted Stock Awards” column represent the aggregate grant date fair value of restricted stock and/or deferred issuance restricted stock awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The valuation assumptions used in determining 2009 amounts are described in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Please see the “Grants of Plan-Based Awards in Fiscal 2009” table below for more information regarding awards of restricted stock and deferred issuance restricted stock during fiscal 2009. The valuation assumptions used in determining

2008 and 2007 amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and December 31, 2007, respectively.

(4)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718. The valuation assumptions used in determining 2009 amounts are described in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Please see the “Grants of Plan-Based Awards in Fiscal 2009” table below for more information regarding the grant of stock options during fiscal 2009. The valuation assumptions used in determining 2008 and 2007 amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and December 31, 2007, respectively. The amounts reported for Mr. Nordhoff in 2009 represent options to purchase Company common stock granted to Mr. Nordhoff in May 2009 in his capacity as Chairman of the Board.

(5)	“Non-Equity Incentive Plan Compensation” is comprised entirely of cash bonuses awarded under our bonus plans with respect to performance during the 2009, 2008 and 2007 fiscal years. Please see “Annual Cash Bonus Awards” above for additional information regarding the Bonus Plans in effect for fiscal 2009. Amounts earned in 2009 were paid during fiscal year 2010, amounts earned in 2008 were paid during fiscal year 2009 and amounts earned in 2007 were paid during fiscal year 2008. All individual and financial performance goals used in calculating amounts earned under the Bonus Plans were pre-determined. In addition, to the extent possible, performance goals were generally structured to include an objectively measurable component. All amounts paid were at the determination of the Compensation Committee.

(6)	Amounts included in the “All Other Compensation” column are as follows:

		Accrued
		Vacation
		Payment		Life			Tax
		Upon	Matching	Insurance	Relocation	Travel	Gross-Up
		Retirement	401(k)	Benefits	Benefits	Expenses	Payments	Miscellaneous		Total
Named Executive Officer	Year	($)	($)	($)	($)	($)(1)	($)(2)	($)		($)

Carl W. Hull	2009	—	7,350	690	—	—	—	10,000	(3)	18,040
	2008	—	6,900	690	—	—	—	—		7,590
	2007	—	—	610	174,006	—	127,295	—		301,911

Henry L. Nordhoff	2009	137,756	3,513	16,470	—	9,483	7,560	79,631	(4)	254,413
	2008	—	6,900	16,470	—	14,023	11,359	350		49,102
	2007	—	6,750	16,470	—	13,496	10,128	—		46,844

Herm Rosenman	2009	—	7,350	1,980	—	—	—	—		9,330
	2008	—	6,900	1,980	—	—	—	250		9,130
	2007	—	6,750	1,980	—	—	—	12,387	(5)	21,117

Daniel L. Kacian, Ph.D., M.D.	2009	—	7,350	1,980	—	—	—	—		9,330
	2008	—	6,900	1,980	—	—	—	—		8,880
	2007	—	6,750	1,980	—	—	—	—		8,730

Eric Lai, Ph.D.	2009	—	7,350	610	23,661	—	15,324	10,124	(6)	57,069
	2008	—	—	—	—	—	—	—		—
	2007	—	—	—	—	—	—	—		—

Eric Tardif	2009	—	—	260	52,981	—	20,159	—		73,400
	2008	—	—	—	—	—	—	—		—
	2007	—	—	—	—	—	—	—		—

(1)	The amounts reported reflect travel expenses for Mr. Nordhoff and his wife incurred solely in connection with attendance at the Company’s “CEO Club,” an annual resort trip for the Company’s top sales manager, sales representatives, field technical specialists, and their spouses.

(2)	The amounts reported reflect tax gross-up payments for (a) Mr. Nordhoff’s travel expenses and (b) Mr. Hull’s, Dr. Lai’s and Mr. Tardif’s relocation benefits.

(3)	The amount reported reflects fees paid by the Company for the legal representation of Mr. Hull in connection with Mr. Hull’s amended and restated employment agreement, which was entered into upon Mr. Hull’s appointment as CEO of the Company in May 2009.

(4)	The amount reported reflects the costs of secretarial support ($39,000), office space rent ($21,129), information technology support services ($16,910) and other miscellaneous expenses ($2,592) provided for Mr. Nordhoff during 2009 following his retirement as CEO of the Company on May 17, 2009. The Company pays these amounts directly to the applicable vendors.

(5)	In 2007, the Company identified an administrative error that resulted in Mr. Rosenman not participating in the Company’s ESPP during the 2005 and 2006 fiscal years, despite his election to do so. Included within Mr. Rosenman’s “Miscellaneous” column for 2007 is a payment by the Company to Mr. Rosenman in the amount of $11,787, which reflected the amount necessary to permit Mr. Rosenman’s open market purchase of the shares that would have been purchased on his behalf through the ESPP but for the administrative error. In May 2007, the Compensation Committee approved this payment to Mr. Rosenman, subject to applicable withholding.

(6)	The amount reported reflects payments made to Personalized Science, LLC, for the participation of its Managing Director, Dr. Lai’s spouse (Myla Lai-Goldman, M.D.), on the Company’s Scientific Advisory Committee. Throughout her career, Dr. Lai-Goldman has developed significant expertise in transitioning research-based technologies into clinical medicine, including while serving as Chief Scientific Officer, Executive Vice President and Medical Director of Laboratory Corp. of America Holdings from April 1998 to December 2008.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2009, certain information regarding grants of plan-based awards to our NEOs:

Grants of Plan-Based Awards in Fiscal 2009

								All Other
								Stock	All Other
								Awards:	Option		Closing	Grant
								Number	Awards:	Exercise	Market	Date Fair
		Board or	Estimated Future Payouts Under					of	Number of	or Base	Price	Value of
		Comp.	Non-Equity Incentive Plan					Shares	Securities	Price of	on the	Stock and
		Committee	Awards(1)					of Stock	Underlying	Option	Grant	Option
	Grant	Approval	Threshold	Target		Maximum		or Units	Options	Awards	Date	Awards
Name	Date	Date	($)	($)		($)		(#)(2)	(#)(3)	($/Sh)	($/Sh)	($)(4)

Carl W. Hull			—	476,250		714,375
	5/18/09	5/13/09						20,000			43.72	874,400
	5/18/09	5/13/09							55,000	43.72	43.72	743,677
Henry L. Nordhoff(5)			—	—		—
	—	—						—			—	—
	5/14/09	5/14/09							7,500	43.24	43.24	100,298
Herm Rosenman			—	126,403		189,604
	8/17/09	7/31/09						1,500			38.51	57,765
	8/17/09	7/31/09							13,000	38.51	38.51	159,086
Daniel L. Kacian, Ph.D., M.D.			—	169,680		254,520
	8/17/09	7/31/09						1,850			38.51	71,244
	8/17/09	7/31/09							16,300	38.51	38.51	199,470
Eric Lai, Ph.D.			—	114,608	(6)	171,912	(6)
	3/2/09	2/12/09							25,000	37.95	37.95	307,763
	8/17/09	7/31/09						750			38.51	28,883
	8/17/09	7/31/09							6,500	38.51	38.51	79,543
Eric Tardif			—	93,086	(6)	139,628	(6)
	3/2/09	2/12/09							15,000	37.95	37.95	184,658
	8/17/09	7/31/09						1,050			38.51	40,436
	8/17/09	7/31/09							9,100	38.51	38.51	111,360

(1)	Amounts reported represent the threshold, target and maximum cash bonus amounts that could have been earned for the 2009 performance period pursuant to the Bonus Plans. Actual amounts awarded for 2009 are included in the “Summary Compensation Table” above. For all individuals other than Mr. Hull and Dr. Kacian, cash bonuses were paid pursuant to the 2009 Plan based upon attainment of the 2009 Performance Goals and each NEO’s individual performance goals. For Mr. Hull and Dr. Kacian, a cash bonus was paid for 2009 performance pursuant to the Executive Plan based solely upon the attainment of the 2009 Performance Goals.

(2)	Amounts reported reflect restricted stock granted to all NEOs other than Mr. Hull, and deferred issuance restricted stock awards granted to Mr. Hull, in each case under the 2003 Plan during 2009. The restricted stock awards granted to all NEOs other than Mr. Hull have a four-year vesting schedule with 25% of the shares subject to each award vesting on each anniversary of the grant date. The deferred issuance restricted stock awards granted to Mr. Hull vest 25% one year from the grant date and 1/48 each month thereafter until fully vested and subsequently issued.

(3)	Amounts reported reflect stock option grants that were made pursuant to the 2003 Plan during 2009. Except with respect to Mr. Nordhoff, all stock options vest and become exercisable on a four-year vesting schedule, with 25% of the shares subject to the option vesting one year from the grant date and 1/48 of the shares subject to the option vesting each month thereafter until fully vested. With respect to Mr. Nordhoff, the amount reported reflects options to purchase 7,500 shares of Company common stock granted to Mr. Nordhoff in his capacity as Chairman of the Board, which vest over one year from the grant date at the rate of one-twelfth of the shares vesting monthly.

(4)	The amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column reflect the full grant date fair value of the awards determined in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(5)	In February 2009, the Compensation Committee approved a target bonus award for Mr. Nordhoff equal to 75% of Mr. Nordhoff’s annual base salary as of December 31, 2009. However, because Mr. Nordhoff retired as the Company’s CEO effective as of May 17, 2009, Mr. Nordhoff was not eligible to receive a bonus award under the Executive Plan for the 2009 performance period.

(6)	Amounts reported are pro-rated from each individual’s date of hire.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2009, certain information regarding outstanding equity awards at fiscal year end for our NEOs.

	Option Awards(1)						Stock Awards(2)
										Equity
										Incentive
										Plan Awards:
									Equity	Market or
								Market	Incentive	Payout Value
								Value of	Plan Awards:	of Unearned
		Number of		Number of			Number of	Shares or	Number of	Shares,
		Securities		Securities			Shares or	Units of	Unearned	Units or
		Underlying		Underlying	Option		Units of	Stock That	Shares, Units or	Other Rights
	Award	Unexercised		Unexercised	Exercise	Option	Stock That	Have Not	Other Rights That	That Have
	Grant	Options (#)		Options (#)	Price	Expiration	Have Not	Vested	Have	Not Vested
Name	Date	Exercisable		Unexercisable	($)(3)	Date	Vested (#)	($)(4)	Not Vested (#)(5)	($)(6)

Carl W. Hull	03/01/07	51,562		23,438	47.42	03/01/14
	08/15/07	20,416		14,584	60.82	08/15/14
	08/15/08	12,500		25,000	60.15	08/15/15
	05/18/09	—		55,000	43.72	05/18/16
	03/01/07						5,000	214,600
	08/15/07						2,500	107,300
	08/15/08						7,500	321,900
	05/18/09						20,000	858,400	—	—

Total		84,478		118,022			35,000	1,502,200	—	—

Henry L. Nordhoff	06/01/02	47,918		—	12.29	05/17/10
	08/15/03	100,000		—	29.53	05/17/10
	06/01/04	100,000		—	41.94	05/17/10
	05/20/05	97,916		—	43.55	05/17/10
	10/17/05	17,020		—	42.50	05/17/10
	05/18/06	72,916		—	52.69	05/17/10
	08/15/07	58,333		41,667	60.82	08/15/14
	08/15/08	25,000		50,000	60.15	08/15/15
	05/14/09	4,375		3,125	43.24	05/14/16
	08/15/07						8,334	357,695	11,666	500,705
	08/15/08						13,334	572,295	6,666	286,105

Total		523,478	(7)	94,792			21,668	929,990	18,332	786,810

Herm Rosenman	08/15/03	50,288		—	29.53	08/15/13
	09/13/04	25,000		—	36.59	09/13/14
	10/17/05	20,000		—	42.50	10/17/15
	08/15/06	16,666		3,334	49.29	08/15/13
	08/15/07	11,666		8,334	60.82	08/15/14
	08/15/08	5,000		10,000	60.15	08/15/15
	08/17/09	—		13,000	38.51	08/17/16
	08/15/06						1,750	75,110
	08/15/07						3,500	150,220
	08/15/08						5,001	214,643
	08/17/09						1,500	64,380

Total		128,620		34,668			11,751	504,353	—	—

Daniel L. Kacian, Ph.D., M.D.	08/17/00	36,749		—	13.66	08/17/10
	09/01/01	9,544		—	12.29	09/01/11
	06/01/02	14,707		—	12.29	06/01/12
	08/15/03	70,000		—	29.53	08/15/13
	09/13/04	50,000		—	36.59	09/13/14
	10/17/05	30,000		—	42.50	10/17/15
	08/15/06	26,666		5,334	49.29	08/15/13
	08/15/07	14,583		10,417	60.82	08/15/14
	08/15/08	6,249		12,501	60.15	08/15/15
	08/17/09	—		16,300	38.51	08/17/16
	08/15/06						3,000	128,760
	08/15/07						5,000	214,600
	08/15/08						6,250	268,250
	08/17/09						1,850	79,402

Total		258,498		45,552			16,100	691,012	—	—

Eric Lai, Ph.D.	03/02/09	—		25,000	37.95	03/02/16
	08/17/09	—		6,500	38.51	08/17/16
	08/17/09						750	32,190

Total		—		31,500			750	32,190	—	—

Eric Tardif	03/02/09	—		15,000	37.95	03/02/16
	08/17/09	—		9,100	38.51	08/17/16
	08/17/09						1,050	45,066

Total		—		24,100			1,050	45,066	—	—

(1)	All shares subject to outstanding stock options vest 25% one year from the grant date and 1/48 each month thereafter until fully vested, except with respect to the grant of options to acquire 7,500 shares of common stock granted to Mr. Nordhoff in May 2009, which vest over one year at the rate of one-twelfth of the shares vesting monthly.

(2)	Except for awards granted to Mr. Nordhoff in 2007 and 2008 and to Mr. Hull in 2009, amounts reported reflect restricted stock awards which vest over four years with 25% of the shares subject to each award vesting on each anniversary of the grant date. Awards granted to Mr. Nordhoff in 2007 and 2008 and to Mr. Hull in 2009 reflect deferred issuance restricted stock awards that vest over four years, with 25% of the shares subject to the applicable award vesting one year from the grant date, and the remainder of the shares subject to the applicable award vesting 1/48 each month thereafter until fully vested and subsequently issued on the earlier of the date on which such awards are fully vested or the date on which such individual is neither employed by, nor a director of, the Company.

(3)	The exercise price of stock options granted prior to November 16, 2006 was equal to the closing market price of the Company’s common stock on the date immediately prior to the grant date, pursuant to the then-applicable provisions of the Company’s equity incentive plans. Effective November 16, 2006, the Company’s equity incentive plans were amended to provide that the exercise price of all stock options granted after such date is equal to the closing price of the Company’s common stock on the grant date.

(4)	Based on a closing stock price of $42.92 at fiscal-year end (December 31, 2009).

(5)	Amounts represent the number of shares of deferred issuance restricted stock awards that have vested, but have not yet been issued.

(6)	Amounts represent the aggregate fair market value of shares of deferred issuance restricted stock awards that have vested, but have not yet been issued, based on a closing stock price of $42.92 at fiscal-year end (December 31, 2009).

(7)	In accordance with the terms of the applicable stock option agreements, Mr. Nordhoff must exercise on or before May 17, 2010 (the first anniversary of his retirement as Chief Executive Officer) all outstanding stock options issued to him prior to February 7, 2007 or all such stock options will expire. All options to purchase Company common stock reported were issued to Mr. Nordhoff in his capacity as the Company’s CEO prior to his retirement from that position on May 17, 2009, other than options to purchase 7,500 shares of common stock granted to Mr. Nordhoff in May 2009 in his capacity as Chairman of the Board.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2009, certain information regarding stock option exercises and stock vested with respect to the Company’s NEOs.

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares		Value Realized
	Acquired on	on Exercise	Acquired on		on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)(2)		($)(3)

Carl W. Hull	—	—	6,250		344,950
Henry L. Nordhoff	229,000	6,577,650	14,998	(4)	624,534
Herm Rosenman	—	—	6,916		367,277
Daniel L. Kacian, Ph.D., M.D.	—	—	10,083		531,462
Eric Lai, Ph.D.	—	—	—		—
Eric Tardif	—	—	—		—

(1)	Amounts reported reflect the difference between the stock option exercise price and the market price of the underlying shares multiplied by the number of shares acquired upon exercise of the stock option.

(2)	Amounts reported reflect the number of shares of restricted stock for which the restrictions have lapsed or, with respect to Mr. Nordhoff only, deferred issuance restricted stock awards that vested during 2009.

(3)	Amounts reported reflect the fair market value of the underlying shares on the vesting date multiplied by the number of shares covered by the applicable award that vested on such date.

(4)	Amounts reported reflect shares underlying deferred issuance restricted stock awards granted to Mr. Nordhoff in 2005, 2006, 2007 and 2008 that vested during 2009. On November 17, 2009, the Company issued an aggregate of 34,166 shares of common stock underlying deferred issuance restricted stock awards granted to Mr. Nordhoff in 2005 and 2006 in his capacity as the Company’s CEO, which reflected the number of shares underlying such awards that had vested in accordance with the terms of the applicable award agreements prior to Mr. Nordhoff’s retirement as CEO of the Company effective as of May 17, 2009. Of the 34,166 shares issued, 19,952 shares were issued to Mr. Nordhoff and 14,214 shares were redeemed by the Company to satisfy applicable tax withholding requirements. The foregoing shares were issued to Mr. Nordhoff on the six-month anniversary of his retirement as the Company’s CEO, in accordance with the terms of the applicable deferred issuance restricted stock award agreements and Section 409A of the Code. Pursuant to the terms of the applicable award agreements, the deferred issuance restricted stock awards granted to Mr. Nordhoff in 2007 and 2008 continue to vest in accordance with their terms so long as Mr. Nordhoff remains a director of the Company. See the “Outstanding Awards at Fiscal Year End” table above for more information regarding the deferred issuance restricted stock awards granted to Mr. Nordhoff in 2007 and 2008.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executive officers or employees. Our NEOs and all other employees are eligible to participate in our 401(k) plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s compensation that has been contributed to the plan, up to a maximum matching contribution of $7,350 for fiscal 2009. Mr. Nordhoff, Mr. Hull, Mr. Rosenman, Dr. Kacian and Dr. Lai participated in the 401(k) Plan in 2009 and received matching contributions from the Company in the amounts set forth in footnote 6 to the “Summary Compensation Table” above.

Nonqualified Deferred Compensation

The following table shows for the fiscal year ended December 31, 2009, certain information regarding nonqualified deferred compensation benefits for our NEOs. A description of the material terms of our DCP is included in the CD&A portion of this proxy statement.

Nonqualified Deferred Compensation for Fiscal 2009

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings	Withdrawals/	Balance
	in Last FY	Last FY	in Last FY	Distributions	at 12/31/09
Name	($)(1)	($)	($)	($)	($)

Carl W. Hull	110,445	—	44,872	—	155,317
Henry L. Nordhoff	—	—	932	—	595,960
Herm Rosenman	—	—	—	—	—
Daniel L. Kacian, Ph.D. M.D.	—	—	—	—	—
Eric Lai, Ph.D.	—	—	—	—	—
Eric Tardif	—	—	—	—	—

(1)	The amount reported for Mr. Hull is included in Mr. Hull’s 2008 “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” above. This amount was earned during fiscal year 2008 and contributed to the DCP in 2009, but payment has been deferred until a future date.

Potential Payments Upon Termination or Change-in-Control

Post-termination benefits for our NEOs are established pursuant to the terms of their individual employment agreements. The following table sets forth the amounts payable to each of our NEOs based on an assumed termination as of December 31, 2009: (i) without cause or a termination by the NEO for good reason, which was not related to a change in control; (ii) a termination without cause or termination for good reason related to a change in control; and (iii) the acceleration of vesting of equity awards which would occur upon a change in control under the terms of our equity incentive plans.

				Daniel L.
				Kacian,
	Carl W.	Henry L.	Herm	Ph.D.,	Eric Lai,	Eric
Compensation Component	Hull	Nordhoff(1)	Rosenman	M.D.	Ph.D.	Tardif

Severance not due to a Change in Control(2)
Salary	$1,270,000	$—	$361,150	$424,200	$360,000	$275,000
Bonus	1,425,000	—	—	—	—	—
Life Insurance	1,380	—	1,980	1,980	610	260
Outplacement Services	8,000	—	8,000	8,000	8,000	8,000
Medical Reimbursement	13,926	—	10,316	5,158	13,926	10,834

	$2,718,306	$—	$381,446	$439,338	$382,536	$294,094

Severance due to a Change in Control(2)
Salary	$1,905,000	$—	$541,725	$636,300	$540,000	$412,500
Bonus	1,900,000	—	—	—	—	—
Life Insurance	1,380	—	1,980	1,980	610	260
Outplacement Services	8,000	—	8,000	8,000	8,000	8,000
Medical Reimbursement	13,926	—	10,316	5,158	13,926	10,834

	$3,828,306	$—	$562,021	$651,438	$562,536	$431,594

Automatic vesting due to a Change in Control(3)
Stock options	—	—	57,330	71,883	152,915	114,681
Restricted stock	1,502,200	929,991	504,353	691,012	3,308	4,631

Total (Severance and accelerated vesting due to a Change in Control)	$5,330,506	$929,991	$1,123,704	$1,414,333	$718,759	$550,905

(1)	Mr. Nordhoff retired as the Company’s CEO effective as of May 17, 2009. As a result, Mr. Nordhoff would not receive any benefits under his employment agreement upon a change in control of the Company as of December 31, 2009. Mr. Nordhoff would receive accelerated vesting of equity awards upon a change in control under the terms of the Company’s equity incentive plans consistent with all other holders of the Company’s outstanding equity awards.

(2)	See the discussion below under “Employment Agreements with Named Executive Officers” for a description of the severance criteria and benefits provided to our NEOs upon a qualifying termination event, including the form in which payments are made.

(3)	The value of the accelerated vesting of unvested stock options is based on the excess of $42.92 per share, the closing price of our common stock on December 31, 2009, over the option exercise price per share. The value of the accelerated vesting of unvested restricted stock or deferred issuance restricted stock, as applicable, is based on $42.92 per share, the closing price of our common stock on December 31, 2009.

Employment Agreements with Named Executive Officers

Employment Agreement with the Company’s President and Chief Executive Officer

On May 14, 2009, the Company entered into an amended and restated employment agreement with Carl W. Hull, in connection with Mr. Hull’s appointment as our Chief Executive Officer effective as of May 18, 2009. Mr. Hull’s employment agreement specifies the terms and conditions of his employment that were set through the course of arms-length negotiations. The terms and conditions contained in Mr. Hull’s agreement reflect our recognition of Mr. Hull’s increase in responsibility, as well as our assessment of what was reasonable and appropriate to ensure Mr. Hull’s continued employment and an orderly transition of chief executive officers following the retirement of the Company’s former CEO, Mr. Nordhoff.

The term of Mr. Hull’s employment agreement runs through May 17, 2012. Pursuant to the agreement, Mr. Hull’s minimum base salary will be $635,000 for the term of the agreement, which amount can be increased by the Compensation Committee. On February 10, 2010, the Compensation Committee increased Mr. Hull’s annual base salary to $680,000, effective January 1, 2010. In addition, Mr. Hull’s annual target cash bonus will equal 75% of his annual base salary, with the actual bonus amount payable determined by the Compensation Committee and subject to the terms of the Company’s applicable bonus plans. The agreement further provides that Mr. Hull may be awarded stock options, restricted stock or other equity awards of the Company, as determined by the Compensation Committee. The Company is required to provide Mr. Hull with a term life insurance policy providing for payment of $1,000,000 to his designated beneficiaries, a long term disability policy providing for payment at a rate of not less than $200,000 per annum and accidental death and disability insurance providing for a benefit of $400,000 (airplane) or $200,000 (automobile or walking) should Mr. Hull suffer accidental death or disability during the term of the agreement. Mr. Hull is also eligible to participate in the Company’s retirement, stock option, insurance and similar plans as in effect from time to time.

Either Mr. Hull or the Company may terminate Mr. Hull’s employment with the Company at any time, subject to the terms of the agreement. In the event Mr. Hull’s employment is terminated for reasons other than “cause,” or if Mr. Hull terminates his employment for “good reason” (each as defined below) (either such event, a “Qualifying Termination”), and such termination does not occur in connection with a “change in control” (as defined in the agreement), Mr. Hull will receive 24 months of base salary. In such circumstances, Mr. Hull will also receive a payment equal to the greater of (a) $475,000 or (b) the highest annual bonus paid to Mr. Hull during the three-year period prior to termination (such greater amount, the “Bonus Agreement Amount”), pro-rated on a calendar year basis to the date of termination, plus payment of an amount equal to two times the Bonus Agreement Amount. If a Qualifying Termination occurs in connection with a “change in control,” Mr. Hull will receive (i) 36 months’ base salary (payable as 24 months’ of salary continuation and a lump sum payment equal to 12 months’ annual base salary if Mr. Hull’s termination occurs within six months prior to a change in control, or a lump sum payment equal to 36 months’ annual base salary if Mr. Hull’s termination occurs within 18 months after a change in control), (ii) a pro rata portion of the Bonus Agreement Amount and (iii) an amount equal to three times the Bonus Agreement Amount. Mr. Hull’s receipt of severance payments under the agreement is, under certain circumstances, subject to delay in order to avoid prohibited distributions under Section 409A of the Code. In addition, in the event amounts payable to Mr. Hull in respect of severance under the agreement would be subject to the excise tax imposed by Section 4999 of the Code, such payments will generally be reduced to the largest payment that would not result in such tax being imposed.

For purposes of the agreement, “good reason” means any of the following events that are not consented to by Mr. Hull: (i) the removal of Mr. Hull from his position as President and CEO of the Company; (ii) a substantial and material diminution in Mr. Hull’s duties and responsibilities; (iii) a reduction of Mr. Hull’s base salary or target bonus percentage by 10% or greater; (iv) the location of Mr. Hull’s assignment on behalf of the Company is moved to a location more than 30 miles from its present location; (v) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the agreement; or (vi) a material breach by the Company of its obligations under the agreement after notice in writing from Mr. Hull and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach. In addition, “cause” means any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of Mr. Hull; (ii) Mr. Hull’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) Mr. Hull’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by Mr. Hull to substantially perform his duties under the agreement (other than any failure resulting from disability or from termination by Mr. Hull for good reason) as determined by a majority of the Board after written demand from the Board for substantial performance is delivered to Mr. Hull, and Mr. Hull fails to resume substantial performance of his duties on a continuous basis within 30 days of such notice; (v) the death of Mr. Hull; or (vi) Mr. Hull becoming disabled such that he is not able to perform his usual duties for the Company for a period in excess of six consecutive calendar months.

The Company has provided Mr. Hull with greater compensation and benefits (including post-employment benefits) than that provided to the Company’s other NEOs to reflect his level of responsibility and the increased risk faced by Mr. Hull as the Company’s President and Chief Executive Officer. Mr. Hull’s compensation also differs from that provided to other NEOs as a direct result of the Compensation Committee’s review of peer group compensation data, and reflects the competitive nature of compensation paid to chief executive officers within the Company’s peer group. The Compensation Committee believes that Mr. Hull’s competitive compensation package is critical in motivating and retaining him as a highly valued executive officer and was necessary to ensure an orderly and efficient transition of chief executive officers upon Mr. Nordhoff’s retirement as CEO of the Company in May 2009.

Employment Agreements with Other Named Executive Officers

The Company has also entered into employment agreements with its other NEOs. Pursuant to these agreements, if the NEO is terminated for reasons other than “cause,” or if the NEO terminates his employment for “good reason” (each as defined in the agreement), the NEO will receive (a) severance in the form of continued compensation, at the NEO’s salary rate paid at the time of the termination plus employer-funded costs of life insurance premiums, if any, for a period of 12 months, (b) COBRA benefits for himself and the NEO’s eligible dependents until the earlier of one year following the termination date or the first date that the NEO is covered under another employer’s health benefit program providing substantially the same or better benefits, and (c) outplacement services for six months.

If the NEO’s termination is due to a “change in control” (as defined in the agreement), the NEO will receive severance in the form of a lump sum payment, payable on the later of five days after the change in control or 60 days after the date of the NEO’s termination of employment, in an amount equal to (a) six months’ base salary if the termination occurs within six months prior to a change in control, in addition to the 12-month salary continuation benefit described in the preceding paragraph, or (b) 18 months’ base salary if the termination occurs within 18 months after a change in control, in lieu of the 12-month salary continuation benefit described in the preceding paragraph. In addition, if the NEO’s termination is due to a change in control, the NEO will be entitled to an amount equal to 1.5 times the greater of the NEO’s targeted bonus level in the year of the termination or the NEO’s highest discretionary bonus in the preceding three years. A termination is considered to be due to a change in control if the termination occurs within the period six months before or 18 months after a change in control.

As used in these agreements, “good reason” means any of the following events that are not consented to by the executive: (i) a substantial and material diminution in the executive’s duties and responsibilities; (ii) the location of the executive’s assignment on behalf of the Company is moved to a location more than 30 miles from its present location; (iii) a reduction of more than 10% in the executive’s base salary; (iv) the failure of the Company to obtain a satisfactory agreement from any other successor to the Company to assume and agree to perform the agreement; or (v) a material breach by the Company of its obligations under the agreement after notice in writing from the executive and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach. In addition, “cause” means any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of the executive; (ii) the executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) the executive’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by the executive to substantially perform his duties under the agreement (other than any failure resulting from disability or from termination by the executive for good reason) as determined by a majority of the Board after written demand from the Board for substantial performance is delivered to the executive, and the executive fails to resume substantial performance of his duties on a continuous basis within 30 days of such notice; (vi) the death of the executive; or (vii) the executive becoming disabled such that the executive is not able to perform his usual duties for the Company for a period in excess of six consecutive calendar months.

The reasons for providing these benefits to the Company’s other NEOs included, but were not limited to, avoiding any conflict between each executive’s personal financial impact and pursuing any transaction as appropriate for the Company, as well as providing a competitive package of benefits for our NEOs to ensure their continued employment through the completion of any potential transaction.

Director Compensation

The following table contains certain information with respect to the compensation of all non-employee directors of the Company during the fiscal year ended December 31, 2009.

Director Compensation for Fiscal 2009

	Fees Earned
	or Paid		Stock	Option	All Other
	in Cash		Awards	Awards	Compensation		Total
Name	($)(1)		($)(2)	($)(3)	($)		($)

Henry L. Nordhoff	310,440	(4)	—	100,298	79,631	(5)	490,369
John W. Brown	67,640		11,888	100,298	—		179,826
Raymond V. Dittamore(6)	61,483		8,904	100,298	—		170,685
Armin M. Kessler	97,649		23,863	100,298	10,000	(7)	231,810
John C. Martin, Ph.D.	10,720		59,913	100,298	—		170,931
Phillip M. Schneider	75,112		29,892	100,298	—		205,302
Lucy Shapiro, Ph.D.	65,140		11,888	100,298	—		177,326
Abraham D. Sofaer	62,612		29,892	100,298	—		192,802

(1)	The amounts reported reflect the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, lead independent director fees and meeting fees. Each of the amounts payable to our directors for the 2009 fiscal year is described in greater detail below.

(2)	The amounts included in the “Stock Awards” column represent director fees that were paid in fiscal 2009 in the form of stock awards as described in greater detail below. In fiscal 2009, each director received the following number of shares of stock as payment of director fees: Mr. Brown (278); Mr. Dittamore (205); Mr. Kessler (558); Dr. Martin (1,401); Mr. Schneider (699); Dr. Shapiro (278); and Mr. Sofaer (699). The aggregate number of shares of stock that have been issued to each of our directors as of December 31, 2009 for payment of director fees are as follows: Mr. Brown (886); Mr. Dittamore (1,713); Mr. Kessler (3,582); Dr. Martin (2,100); Mr. Schneider (5,560); Dr. Shapiro (365); and Mr. Sofaer (4,487). In addition, as of December 31, 2009, Mr. Nordhoff held an aggregate of 40,000 deferred issuance restricted stock awards issued to him in 2007 and 2008 in his capacity as CEO of the Company prior to his retirement from the position in May 2009. The grant date fair value of each stock award granted to our non-employee directors during 2009 determined in accordance with FASB ASC 718 is set forth below. The valuation assumptions used in determining the amounts below are described in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

			Grant Date Fair
		Stock Awards	Value of Stock
		Granted	Awards Granted
Director	Grant Date	During 2009 (#)	During 2009 ($)

John W. Brown	01/02/09	69	2,983
	04/01/09	67	2,960
	07/01/09	69	2,961
	10/01/09	73	2,984

Total		278	11,888

Raymond V. Dittamore	01/02/09	69	2,983
	04/01/09	67	2,960
	07/01/09	69	2,961

Total		205	8,904

Armin M. Kessler	01/02/09	138	5,966
	04/01/09	135	5,964
	07/01/09	139	5,966
	10/01/09	146	5,967

Total		558	23,863

John C. Martin, Ph.D.	01/02/09	346	14,958
	04/01/09	339	14,977
	07/01/09	349	14,979
	10/01/09	367	14,999

Total		1,401	59,913

Phillip M. Schneider	01/02/09	173	7,479
	04/01/09	169	7,466
	07/01/09	174	7,468
	10/01/09	183	7,479

Total		699	29,892

Lucy Shapiro, Ph.D.	01/02/09	69	2,983
	04/01/09	67	2,960
	07/01/09	69	2,961
	10/01/09	73	2,984

Total		278	11,888

Abraham D. Sofaer	01/02/09	173	7,479
	04/01/09	169	7,466
	07/01/09	174	7,468
	10/01/09	183	7,479

Total		699	29,892

(3)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of stock option awards granted to our non-employee directors during 2009 determined in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. In May 2009, each non-employee director was granted options to acquire 7,500 shares of our common stock. The aggregate number of stock option awards issued to our non-employee directors that were outstanding as of December 31, 2009 are as follows: Mr. Brown (55,000); Mr. Dittamore (30,000); Mr. Kessler (65,000); Dr. Martin (35,000); Mr. Nordhoff (618,270); Mr. Schneider (85,000); Dr. Shapiro (27,500); and Mr. Sofaer (85,000). Of the stock options to acquire 618,270 shares of Company common stock held by Mr. Nordhoff as of December 31, 2009, options to acquire 610,770 shares of our common stock were issued to Mr. Nordhoff in his capacity as CEO of the Company prior to his retirement from that position in May 2009.

(4)	The amount reported reflects payments made to Mr. Nordhoff in his capacity as Chairman of the Board of Directors following his May 17, 2009 retirement as Chief Executive Officer of the Company.

(5)	The amount reported reflects the costs of secretarial support ($39,000), office space rent ($21,129), information technology support services ($16,910) and other miscellaneous expenses ($2,592) provided for Mr. Nordhoff during 2009 following his retirement as CEO of the Company on May 17, 2009. The Company pays these amounts directly to the applicable vendors.

(6)	Mr. Dittamore resigned from the Board of Directors effective as of September 17, 2009.

(7)	The amount reported reflects payments made to Mr. Kessler’s spouse, Ann C. Kessler, Ph.D., for her service as a member of the Company’s Scientific Advisory Board, upon which she has served since 2004. Prior to retiring in 1995, Dr. Kessler served for 25 years with Hoffman-La Roche in a number of management positions, including Director of International Project Management with responsibility for global project development decisions.

Chairman Compensation.  In May 2009, the Compensation Committee recommended that the Board set, and the Board agreed to set, Mr. Nordhoff’s 2009 compensation as non-executive Chairman of the Board at $500,000 on an annualized basis, effective as of May 18, 2009 following his retirement as CEO of the Company. In addition, the Board agreed to pay on behalf of Mr. Nordhoff the reasonable costs of an office for Mr. Nordhoff’s use, the costs of reasonable secretarial support for Mr. Nordhoff, and other reasonable and appropriate support services for Mr. Nordhoff. The Company’s Compensation Committee and Board of Directors determined that this compensation was appropriate in light of Mr. Nordhoff’s 15 years of leadership as the Company’s CEO during a period of significant growth, and the need to ensure close and continued coordination between Mr. Nordhoff and Mr. Hull in order to provide for the orderly and successful transition of chief executive management. In December 2009, the Compensation Committee recommended the reduction of, and the Board agreed to reduce, Mr. Nordhoff’s compensation as Chairman of the Board to $250,000 per year, effective as of January 1, 2010, and agreed to pay on behalf of Mr. Nordhoff the reasonable cost of an office, reasonable secretarial support and other reasonable, appropriate and customary support services. The Compensation Committee determined that Mr. Nordhoff’s 2010 compensation arrangements were appropriate to ensure Mr. Nordhoff’s continued leadership of the Board given his significant and continued contributions to the Company’s long-term growth, while at the same time acknowledging Mr. Hull’s strong transition and successful leadership of the Company since his appointment as the Company’s CEO.

Annual Director Retainer.  During 2009, each non-employee director of the Company other than the Chairman received an annual retainer of $60,000, payable in quarterly installments. Directors may elect to receive some or all of their annual retainer in the form of common stock of the Company, subject to share availability. This director compensation policy (as well as the director stock ownership policy described below) is designed to ensure that directors have sufficient economic incentives aligned with long-term company performance. In 2009, non-employee directors received an aggregate of 4,118 shares of common stock in lieu of cash compensation. Shares were granted under the 2003 Plan and the number of shares is determined based on the fair market value of the Company’s common stock on the grant date. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

Board Committee Chair and Lead Independent Director Retainers.  Effective January 1, 2009, the Company paid an annual retainer of $25,000 to the Chairman of the Audit Committee, $15,000 to the Chairman of the Compensation Committee and $10,000 to the Chairman of the Nominating and Corporate Governance Committee. On May 14, 2009, the Board of Directors re-elected Mr. Kessler to serve as the Company’s Lead Independent Director. During 2009, the Company’s Lead Independent Director was paid an annual retainer of $25,000.

Board Committee Compensation.  During 2009, the following annual retainers were paid to Committee members other than the Chairs of such Committees: Audit Committee ($12,500); Compensation Committee ($7,500); and Nominating and Corporate Governance Committee ($5,000). The Board has provided for the foregoing payments to Committee members based on data provided to the Board by Compensia.

The total cash compensation paid to non-employee directors for service on the Board or Committees of the Board during fiscal 2009 was $544,588. An additional $248,125 was paid in January 2010 for director services rendered during the fourth quarter of 2009, of which $206,208 was paid in cash and $41,917 was paid in the form of common stock.

Director Stock Ownership Policy.  The Company introduced a stock ownership policy for directors in 2006. Under the policy, directors are expected, within five years of the later of September 28, 2006 or a director’s election to the Board, to acquire and hold Company stock equal in value to at least three times the director’s annual retainer. The Company believes that this ownership policy further aligns director and stockholder interests and thereby promotes the objective of increasing stockholder value.

Director Option Grants.  Upon joining the Board, non-employee directors have historically received an initial grant of options to purchase 20,000 shares of the Company’s common stock, if options are then available under an equity incentive plan adopted by the Company. In November 2008, consistent with its determination that future broad-based employee stock option grants should generally be reduced by 25% from historical levels, the Compensation Committee determined that initial option grants to non-employee directors should also be similarly reduced compared to historical levels (from options to acquire 20,000 shares to 15,000 shares). Initial option grants to non-employee directors have historically vested over three years with one-third of the shares vesting one year after the grant date and the remainder of the shares vesting monthly thereafter over the following two years of service as a director. The exercise price of the options granted to non-employee directors is equal to the fair market value of the Company’s common stock on the grant date.

In May 2008, the Compensation Committee determined that future annual option grants to non-employee directors should also be similarly reduced by 25% compared to historical levels (from options to acquire 10,000 shares to 7,500 shares). As a result, in May 2009, the Company granted options to purchase 7,500 shares of its common stock to each non-employee director of the Company, as described in footnote 3 to the Director Compensation Table above, for aggregate 2009 grants to directors of options to purchase 60,000 shares of our common stock. All such options were granted under the 2003 Plan at an exercise price per share of $43.24, the fair market value of the Company’s common stock on the grant date. The shares vest over one year at the rate of one-twelfth of the shares vesting monthly.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information from directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. To identify related-person transactions in advance, the Company’s legal department relies on information supplied by its executive officers and directors in the form of questionnaires.

In September 2007, our Board of Directors adopted the Gen-Probe Incorporated Related-Person Transactions Policy. Under this written policy, a “Related-Person Transaction” is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any Related Person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not considered Related-Person Transactions under the policy. A “Related Person” means any of the following:

•	a person who is, or at any time since the beginning of the Company’s last fiscal year, was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	a security holder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities;

•	an “immediate family member” of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person; and

•	a firm, corporation or other entity in which any of the foregoing persons is an executive officer, partner, principal or similar control position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, any proposed transaction that has been identified as a Related-Person Transaction may be consummated or materially amended only with the prior approval of the Audit Committee in accordance with the provisions of the policy. In the event it is inappropriate for the Audit Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Committee members, then the transaction must be approved by the Board of Directors or by an independent Committee of the Board (such body, the “Committee”).

In the event the Company proposes to enter into, or materially amend, a Related-Person Transaction, management of the Company must present the transaction to the Committee for review, consideration and approval or ratification. Such presentation must include:

•	all of the parties to the transaction;

•	the interests, direct or indirect, of any Related Person in the transaction in sufficient detail so as to enable the Committee to fully assess such interests;

•	a description of the purpose of the transaction;

•	all of the material facts of the proposed Related-Person Transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, the amount of principal that would be involved;

•	the benefits to the Company of the proposed Related-Person Transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	an assessment of whether the proposed Related-Person Transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and

•	management’s recommendation with respect to the proposed Related-Person Transaction.

The Committee, in approving or rejecting the proposed Related-Person Transaction, must consider all of the facts and circumstances deemed relevant by and available to the Committee, including, but not limited to:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the Related Person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

In making its determination, the Committee may approve only those Related-Person Transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

The Company has entered into indemnity agreements with its directors and officers that provide, among other things, that the Company will indemnify each officer and director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Amended and Restated Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single Notice or proxy statement will be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or proxy statement and annual report, please notify your broker, direct your written request to Gen-Probe Incorporated, Attention: Investor Relations, 10210 Genetic Center Drive, San Diego, California 92121, or contact the Company’s Investor Relations Department at (858) 410-8000. Stockholders who currently receive multiple copies of the Notice or proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors:

Sincerely,

Carl W. Hull President, Chief Executive Officer and Director	Henry L. Nordhoff Chairman of the Board

March 31, 2010

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to: Investor Relations, Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors	For	Against	Abstain

1a	Carl W. Hull	☐	☐	☐

1b	Armin M. Kessler	☐	☐	☐

1c	Lucy Shapiro, Ph.D.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	To ratify the selection of Ernst & Young LLP as the independent auditors of Gen-Probe Incorporated for the fiscal year ending December 31, 2010.	☐	☐	☐

3	To ratify the Board of Directors’ election of Brian A. McNamee to the Board of Directors of Gen-Probe Incorporated.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please provide full title as such. Joint owners should each sign personally. All holders must sign. If singing as a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

NOTE: *Important*

A. The Election of Directors (Proposal 1) is for a three-year term expiring at the 2013 Annual Meeting of Stockholders.

B. The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

GEN-PROBE INCORPORATED
Annual Meeting of Stockholders
May 13, 2010 10:00 AM
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Carl W. Hull and Herm Rosenman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Gen-Probe Incorporated that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Thursday, May 13, 2010, at the corporate headquarters of Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121, and any adjournment or postponement thereof. For participants in the Gen-Probe Incorporated Employee Stock Purchase Plan, this proxy also serves as voting instructions to the plan administrator to vote the shares of common stock beneficially owned by plan participants.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side